UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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BIO-TECHNE CORPORATION

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September 12, 2017

Dear Shareholder:

You are cordially invited to join Bio-Techne Corporation’s 2017 Annual Shareholder Meeting on October 26, 2017, at 12:00 p.m. Central Time. Like last year, this year’s meeting will again be conducted solely as a live webcast. You will be able to join the annual meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/TECH17. You will also be able to vote your shares electronically at the annual meeting. A Notice of the Annual Meeting and a Proxy Statement covering the formal business of the meeting appear on the following pages.

We are pleased to offer this virtual meeting to provide ready access for our shareholders and cost savings for the company. Hosting a virtual meeting can facilitate shareholder attendance and participation from any location in the world.

We hope that you will be able to join us online. However, even if you are planning to join the webcast, please promptly submit your proxy vote by telephone or Internet or, if you received a copy of the printed proxy materials, by completing and signing the enclosed proxy card and returning it in the postage-paid envelope provided. This will ensure that your shares are represented at the meeting. Even if you submit a proxy, you may revoke it any time before it is voted. If you attend and wish to vote at the meeting, you will be able to do so even if you have previously returned your proxy card.

Thank you for your continued support of and interest in Bio-Techne.

Sincerely,

Charles (“Chuck”) R. Kummeth

President and Chief Executive Officer

Thursday, October 26, 2017

12:00 p.m. Central Time

The 2017 Annual Meeting of Shareholders of Bio-Techne Corporation will be held as a virtual meeting only. You will be able to attend by joining the live webcast, where you will be able to vote your shares, and submit questions. The live webcast is available at www.virtualshareholdermeeting.com/TECH17. The following will be considered and acted upon at the 2017 Annual Meeting, each of which is explained more fully in our Proxy Statement.

Items of Business:

1.	Set the number of members of the Board of Directors at ten (10), as recommended by our Board of Directors;

2.	Elect directors of the Company, each of which is recommended by our Board of Directors;

3.	Approve, on an advisory basis, the compensation of our executive officers as disclosed in the Proxy Statement;

4.	Approve, on an advisory basis, the frequency of advisory votes on executive compensation;

5.	Approve an amendment and restatement of the Company’s Amended and Restated 2010 Equity Incentive Plan, which includes the allocation of 2,648,000 additional shares to the Plan reserve;

6.	Ratify the appointment of KPMG as the Company’s independent registered public accounting firm for the 2018 fiscal year, as recommended by our Audit Committee; and

7.	Conduct such other business as may properly be brought before the meeting.

Shareholders of record at the close of business on September 1, 2017 will be entitled to vote at the Annual Meeting or any adjournment or postponement of the meeting.

By order of the Board of Directors

Brenda S. Furlow General Counsel and Corporate Secretary September 12, 2017

YOUR VOTE IS IMPORTANT.
We encourage you to read the Proxy Statement and vote your shares as soon as possible. You may vote via the Internet at www.proxyvote.com or by telephone at 1-800-690-6903. If you received paper copies of your proxy materials in the mail, you may vote by mail, and a return envelope for your proxy card is enclosed for your convenience. The Proxy Statement and 2017 Annual Report to Shareholders are available at www.proxyvote.com.

Table of Contents

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	5

BUSINESS AND GOVERNANCE HIGHLIGHTS	5

Item 1. ESTABLISHING THE NUMBER OF DIRECTORS AT TEN	7

Item 2. ELECTION OF DIRECTORS	7

Nominees for Director	8

Corporate Governance – The Role and Governance of the Board	12

Corporate Governance -- Board Committees	13

Corporate Governance – Meetings and Attendance	14

Director Qualifications, Diversity and Refreshment	15

Director Compensation	16

EXECUTIVE COMPENSATION	18

Compensation Discussion and Analysis	18

Executive Compensation Highlights	19

Procedures for Setting Executive Compensation	27

Additional Compensation Practices	30

Executive Compensation Committee Report on Executive Compensation	30

2017 Summary Compensation Table	31

2017 Grants of Plan-Based Awards	34

2017 Outstanding Equity Awards at Fiscal Year-End	36

2017 Option Exercises and Stock Vested	38

Executive Employment Agreements and Change in Control Arrangements	39

Item 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION	41

PRINCIPAL SHAREHOLDERS	42

MANAGEMENT SHAREHOLDINGS	43

Item 4. APPROVE, ON AN ADVISORY BASIS, THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION	44

Item 5. APPROVE AN AMENDMENT AND RESTATEMENT OF THE COMPANY’S AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN.	45

Item 6. RATIFICATION OF APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2018	48

Audit Committee Report	48

Audit Fees	49

ADDITIONAL CORPORATE GOVERNANCE MATTERS	49

ADDITIONAL VOTING INFORMATION	50

BIO-TECHNE CORPORATION SECOND AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN	Appendix A

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may be identified by words like “anticipate,” “expect,” “project,” “believe,” “plan,” “may,” “estimate,” “intend” and other similar words. Forward-looking statements in this proxy statement include, but are not limited to, statements regarding individual and Company performance objectives and targets and statements relating to the benefits of the Company’s acquisitions, product launches and business strategies. These and other forward-looking statements are based on our beliefs, assumptions and estimates using information available to us at the time and are not intended to be guarantees of future events or performance. Factors that may cause actual results to differ materially from those contemplated by the statements in this proxy statement can be found in the Company’s periodic reports on file with the Securities and Exchange Commission (the “SEC”). The forward-looking statements speak only as of the date of this Proxy Statement and undue reliance should not be placed on these statements. We do not undertake to publicly update or revise any forward-looking statements. This cautionary statement is applicable to all forward-looking statements contained in this document.

BUSINESS AND GOVERNANCE HIGHLIGHTS

To assist you in reviewing the proposals to be acted upon, we call your attention to the following information about business and governance highlights for fiscal year 2017. The following description is only a summary. For more complete information about these topics, please review the Company’s Annual Report on Form 10-K and the complete Proxy Statement.

BUSINESS HIGHLIGHTS

We continued to execute on our long-term strategy in fiscal year 2017, leading to another year of strong financial results. Our revenue increased by 13% in FY 2017 to $563.0 million, with $121.8 million in operating income and $158.0 million in operating cash flow. We returned $48 million to our shareholders in the form of dividends. Organic revenue grew 6% in FY 2017 over FY 2016, with the remainder attributable to our acquisitions made during the fiscal year. We had particularly strong performance from our Protein Platforms division, from Advanced Cell Diagnostics (our most recent acquisition), and geographically from China and Europe.

We continued to drive these positive business results by maintaining our focus on the strategic pillars of growth we crafted four years ago.

●

We continued to expand selectively through smaller “tuck-in” acquisitions. We continued to execute on the strategy of growth through acquisition this fiscal year, with a primary focus on smaller but fast-growing private companies with strong intellectual property and synergies to our current portfolio or geographic complementarity. We acquired our Italian distributor, Space Import-Export, in July and Advanced Cell Diagnostics (ACD) in August. The acquisition of ACD marked Bio-Techne's entry into the genomics market with their transformative RNA-ISH technology that facilitates and improves the monitoring of gene expression patterns at the single cell level while retaining the morphological context of the tissue being analyzed. ACD's technology serves both the research and diagnostic markets, expanding the Company’s presence in the clinical lab setting.

●

We continued our transformation as an innovation company, with new products that brought a higher value proposition to our customers and corresponding expansion of our IP portfolio. In fiscal 2017 we again focused on quality over quantity, launching fewer products that resulted in more revenue. And our patent portfolio continued to expand as we focused on driving scientific innovation throughout all of our divisions. Our IP portfolio has increased ten-fold in the last four years.

●

We continued to strengthen our commercial and geographic operations. Our acquisition of our long-time Italian distributor, Space Import-Export, in July 2016 laid the foundation for further expansion through a direct sales model in Europe. We have since embarked on creating a more unified European business, with attention to cross selling and regional collaboration. The strategy is working, as evidenced by our double digit organic growth in Europe this fiscal year. We are developing similar strategies in Asia. China continues to experience strong growth, and we are now investing more resources in India.

Governance Highlights
		✓	Each committee is made up solely of independent directors.
Voting and Shareholder Rights
		✓	Each committee operates under a written charter that has been
✓	Annual election of directors.		approved by the Board and is available to shareholders.

✓	Majority vote standard, not a plurality, in uncontested elections.	✓	Each committee has the authority to retain independent advisors.

✓	Incumbent directors not re-elected by a majority vote must	✓	Annual Board and committee evaluation process, as well as
	offer to resign.		periodic individual director assessments.

✓	No shareholder rights plan.	✓	Director tenure policy led to refreshment of two positions in the
Board, with additional refreshment in coming years.
✓	No supermajority voting provisions.
		✓	Stock ownership guidelines for directors and executive officers.
✓	Shareholders holding 10% or more of our outstanding stock have
	the right to call certain special meetings.	Other Governance Matters

Board Leadership Structure and Practices		✓	Code of Ethics and Business Conduct, and related hotline.

✓	9 out of 10 independent Board members.	✓	Continual engagement with shareholders on strategy,
financial results and governance.
✓	Balance of industry, scientific and functional expertise among directors.

✓	The roles of chair and CEO are currently split, with the chair being an independent director.

You can learn more about our corporate governance elsewhere in this proxy or by visiting www.bio-techne.com/investor-relations where you will find our Principles of Corporate Governance, each standing committee charter and our Code of Ethics and Business Conduct. Each of these documents is also available in print upon request made to the Corporate Secretary, Bio-Techne Corporation, 614 McKinley Place NE, Minneapolis, MN 55413.

ITEMS 1 AND 2: ELECTION OF DIRECTORS

Item 1. ESTABLISHING THE NUMBER OF DIRECTORS AT TEN

Your Board unanimously recommends a vote “FOR” setting the number of directors at ten.

Our bylaws provide that the number of directors shall be determined by the shareholders at each Annual Meeting. Your Board unanimously recommends that the number of directors be set at ten. We expect the number of directors will return to nine after one of the directors retires at the end of calendar 2017.

Under applicable Minnesota law and the Company’s bylaws, approval of the proposal to set the number of directors at ten requires the affirmative vote of the holders of the greater of: (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter; or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

Item 2. ELECTION OF DIRECTORS

Your Board unanimously recommends a vote “FOR” each of the ten director nominees presented in this proposal.

Three of our directors are reaching the retirement age of 75 as described in the director tenure provisions of our Principles of Corporate Governance. The Nominations and Governance Committee recommended, and the Board unanimously approved, a transition plan that staggers these individuals’ retirement to provide for continuity and a smooth transition. Dr. Roger Lucas will retire from the Board effective as of the Annual Meeting, so he will not stand for re-election. Dr. Karen Holbrook is being re-nominated and, if re-elected, will serve through December 31, 2017, after which she will retire. As permitted by the Principles of Corporate Governance, the Board has approved a one-year waiver of the retirement limitation for Dr. Charles Dinarello. It is anticipated that Dr. Dinarello will retire effective as of the 2018 Annual Meeting. Two new director nominees, Dr. Alpna Seth and Dr. Joseph Keegan, are being nominated for the first time this year.

With the exception of Dr. Holbrook, who plans to retire at December 31, 2017, the directors elected at the Annual Meeting will hold office until the 2018 Annual Meeting of Shareholders and until their successors have been elected and qualified, or until their earlier death, resignation or removal. Each nominee has informed the Board that he or she is willing to serve as a director. If any nominee should decline or become unable or unavailable to serve as a director for any reason, your proxy (the “Proxy”) authorizes the persons named in the Proxy to vote for a replacement nominee, if the Board names one, as such persons determine in their best judgment. As an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting.

Under the Company’s Amended and Restated Articles of Incorporation, directors will be elected as follows: (i) if the number of director nominees is equal to (or less than) the number of directors to be elected, directors will be elected by a majority vote, meaning that directors who receive a greater number of “FOR” votes than “AGAINST” votes will be elected; (ii) if the number of director nominees exceeds the number of directors to be elected, directors will be elected by a plurality of votes cast. Under the Board’s director resignation policy, an incumbent director who does not receive a majority of the votes cast “FOR” his or her election, in an election where the majority vote standard applies, must offer to tender his or her resignation to the Company’s Nominations and Governance Committee. The policy further provides that the Board, taking into account the recommendation of the Nominations and Governance Committee, will act on a tendered resignation and publicly disclose its decision within 90 days of receiving certification of the election results. If the Board does not accept such director’s resignation, the director will continue to serve until the next annual meeting and until his or her successor is duly elected.

Nominees for Director

The following is a brief description of each nominee, including age, years of service on this Board, other public company directorships, as well as principal occupation, position and business experience for at least the past five years. Each director’s biographical information includes a description of the director’s experience, qualifications, attributes or skills that qualify the director to serve on the Company’s Board at this time.

Mr. Bob Baumgartner has served as Executive Chairman, Director of the Center for Diagnostic Imaging, Inc., an operator of diagnostic imaging centers, since 2001. Until August 2015, Mr. Baumgartner also served as Chief Executive Officer of that company. Prior to 2001, he held numerous executive positions, including as Chief Executive Officer and Director of American Coating International, President and Chief Executive Officer of First Solar and President of the Apogee Glass Group. He began his professional career at KPMG LLC, an international accounting firm. He received a bachelor’s degree in business administration from the University of Notre Dame. Mr. Baumgartner currently serves on the boards of Carestream Health, Inc. and Invenshure LLC. Among other attributes, skills and qualifications, the Board believes Mr. Baumgartner is qualified to serve as a Director of the Company because his extensive finance, accounting and general business background provides valuable strategic management and financial oversight skills.

Dr. Charles Dinarello received his medical degree from Yale University and his clinical training at the Massachusetts General Hospital, and, among other positions, has been employed by the National Institutes of Health. Since 1996, Dr. Dinarello has been Professor of Medicine and Immunology at the University of Colorado School of Medicine in Aurora, Colorado, and he is currently also Professor of Experimental Medicine at Radboud University in the Netherlands. Previously, he was Professor of Medicine and Pediatrics at Tufts University School of Medicine and a staff physician at the New England Medical Center Hospital in Boston. From March 2009 to February 2011, Dr. Dinarello served as acting CEO of Omni Bio Pharmaceutical, Inc. In 1998, Dr. Dinarello was elected to the United States National Academy of Sciences, and in 2010, he was made a foreign member of the Royal Netherlands Academy of Sciences. Dr. Dinarello is considered one of the founding fathers of cytokine biology, and regularly speaks at symposia around the world. Among other attributes, skills and qualifications, the Board believes Dr. Dinarello is qualified to serve as a Director of the Company because his distinguished scientific background and his extensive experience with research organizations allow him to provide strategic guidance with regard to product development, potential acquisitions and the markets and customers we serve.

Mr. John Higgins has been President and Chief Executive Officer of Ligand Pharmaceuticals, Inc. since January 2007 and has been a member of Ligand’s Board of Directors since March 2007. From 1997 until joining Ligand, Mr. Higgins was with Connetics Corporation, a specialty pharmaceutical company, as its Chief Financial Officer, and also served as Executive Vice President, Finance and Administration and Corporate Development at Connetics from January 2002 until its acquisition by Stiefel Laboratories, Inc. in December 2006. Mr. Higgins was previously a member of the executive management team and a director at BioCryst Pharmaceuticals, Inc., a biopharmaceutical company. Before joining BioCryst in 1994, Mr. Higgins was a member of the healthcare banking team of Dillon, Read & Co. Inc., an investment banking firm. Mr. Higgins has served as a director of numerous public and private companies. He graduated Magna Cum Laude with a bachelor’s degree from Colgate University. Among other attributes, skills and qualifications, the Board believes Mr. Higgins is qualified to serve as a Director of the Company due to his combination of biopharmaceutical business, accounting and finance experience as well as his executive management experience, particularly with public companies.

Dr. Karen Holbrook currently serves as Vice President and senior advisor to the President of the University of South Florida. From 2016 to 2017, Dr. Holbrook was the interim president of Embry-Riddle Aeronautical University. Prior to that time, Dr. Holbrook held several leadership positions at academic institutions, including several senior vice president positions at University of South Florida from 2007-2013, President of The Ohio State University from 2002 to 2007, and as Senior Vice President for Academic Affairs and Provost at The University of Georgia. Her academic career included teaching positions posts at the Medical College of Georgia and the University of Florida at Gainesville. Her earlier academic career was spent as a Professor of Biological Structure and Medicine at the University of Washington School of Medicine where she gained a national reputation for her expertise in human fetal skin development and genetic skin disease and was a National Institutes of Health MERIT awardee. Dr. Holbrook earned her bachelor’s and master’s degrees in zoology from the University of Wisconsin-Madison, and a Ph.D. in biological structure from the University of Washington School of Medicine. Among other attributes, skills and qualifications, the Board believes Dr. Holbrook is qualified to serve as a Director of the Company because her scientific background, academic leadership, and significant personal, professional, and international experience, especially in Asia and the Middle East, provide valuable executive management and strategic insight.

Dr. Joseph Keegan currently serves as a director and advisor for Interspace Diagnostics (Nasdaq: IDXG) as well as a number of privately held life science companies, including as Chair of Labcyte, Inc., and also as director at Carterra, Inc., and Nanomedical Diagnostics. From 2007 until its sale to Pall Corporation in 2012, Dr. Keegan served as President and Chief Executive Officer of ForteBio, Inc. Dr. Keegan joined ForteBio from Molecular Devices Corporation, where he served as President and Chief Executive Officer from 1998 to 2007. Prior to Molecular Devices, Dr. Keegan held leadership positions at Becton Dickinson, Leica, Inc. and GE Medical Systems. He has also served on numerous public and private company boards of life science tools companies. Dr. Keegan holds a Ph.D. in Physical Chemistry from Stanford University. Among other attributes, skills and qualifications, the Board believes Dr. Keegan is qualified to serve as a Director of the Company because of his deep knowledge of our industry and customers, as well as his extensive executive management experience and prior service on other private and public company boards.

Charles R. Kummeth has been President, Chief Executive Officer, and member of the Board of the Company since April 1, 2013. Prior to joining the Company, he served as President of Mass Spectrometry and Chromatography at Thermo Fisher Scientific Inc. from September 2011. He was President of that company’s Laboratory Consumables Division from 2009 to September 2011. Prior to joining Thermo Fisher, Mr. Kummeth served in various roles at 3M Corporation, most recently as the Vice President of the company’s Medical Division from 2006 to 2008. Mr. Kummeth also serves on the board of Sparton Corp, an electromechanical device company and Avantor, Inc. Among other attributes, skills and qualifications, the Board believes that Mr. Kummeth is qualified to serve as a Director of the Company because of his experience leading the growth of biotechnology companies. In addition, the Board believes that having the Chief Executive Officer serve as a member of the Board promotes strategy development and implementation and facilitates the flow of information between the Board and management.

Dr. Nusse has been a professor or associate professor in the Department of Developmental Biology at Stanford University and an investigator at the Howard Hughes Medical Institute since 1990. He has also been the chair of the Department of Developmental Biology at Stanford since 2007. Dr. Nusse was previously at the Netherlands Cancer Institute (Amsterdam, The Netherlands) as a staff scientist and ultimately head of the Department of Molecular Biology. Dr. Nusse was elected to the United States National Academy of Sciences in April 2010, the European Molecular Biology Organization in 1988, the Royal Dutch Academy of Sciences in 1997, and the American Academy of Arts and Sciences in 2001. Dr. Nusse was awarded the Breakthrough Prize in Life Sciences in 2016. Dr. Nusse earned a bachelor’s degree in biology from the University of Amsterdam and a doctorate in molecular biology from the Netherlands Cancer Institute in 1980. Among other attributes, skills and qualifications, the Board believes Dr. Nusse is qualified to serve as a Director of the Company because his scientific research and academic background provide valuable strategic insight, including insight into the Company’s customers and markets.

Dr. Alpna Seth currently serves as the Chief Operating Officer of Vir Biotechnology, Inc.  Prior to joining Vir in July 2017, Dr. Seth was Senior Vice President and Global head of the Biosimilars business for Biogen, Inc. headquartered in Zug, Switzerland since 2014.  For the period from 1998 through 2014, Dr. Seth held a range of executive roles at Biogen in business development, drug development and marketing programs, including founding Managing Director of Biogen Idec India and Program Executive for several of Biogen’s major cross-functional drug development programs and product launches.  She holds a Ph.D. in Biochemistry and Molecular Biology from University of Massachusetts Medical School and conducted her post-doctoral research at Harvard University in Immunology and Structural Biology, both as a Howard Hughes Medical Institute Fellow. She is also a 2002 graduate of the Advanced Management Program at Harvard Business School. Dr. Seth brings a breadth of experience in drug discovery, marketing, international operations and business development.  Among other attributes, skills and qualifications, the Board believes Dr. Seth’s extensive background in the pharmaceutical industry and her deep knowledge of critical areas of science provide a valuable strategic perspective for our business generally and for a key customer group for the Company.

Dr. Randolph Steer is currently an independent biotechnology consultant and board director. He served as President and Chief Operating Officer of Capstone Therapeutics Corp. from April 2006 to October 2011. Dr. Steer was elected to the Mayo Clinic Board of Trustees in November 2011, and also serves as a director of publicly-traded Vital Therapies, Inc. From 1989 to 2006 Dr. Steer was a consultant to the pharmaceutical and biotechnology industries, where he advised companies in business development, medical marketing and regulatory and clinical affairs. His prior experience includes service as Associate Director of Medical Affairs at Marion Laboratories and as Medical Director at Ciba Consumer Pharmaceuticals. Dr. Steer received his undergraduate degree in physiology and Ph.D. in pathobiology from the University of Minnesota and his medical degree from the Mayo Medical School. Among other attributes, skills and qualifications, the Board believes Dr. Steer is qualified to serve as a Director of the Company because his medical and scientific backgrounds, and his knowledge of the pharmaceutical and biotechnology industries, provide valuable strategic insight.

Mr. Harold Wiens is a retired executive from the 3M Companies. He began his 3M career in 1968 and held multiple domestic and international engineering and production management roles, including Memory Technologies Group Manufacturing Manager for the Europe location, Managing Director and Executive Vice President of Sumitomo 3M, and, most recently, Executive Vice President of 3M’s Industrial Sector. Prior to retiring from 3M in 2006, Mr. Wiens restructured the business and led a global implementation of Six Sigma, which together resulted in faster business processes and a focus on customers that drove international growth. Since retirement, he remains active in the community by serving on the boards of local non-profit entities. He holds a Bachelor’s degree in mechanical engineering from Michigan Technological University. Among other attributes, skills and qualifications, the Board believes Mr. Wiens is qualified to serve as a Director of the Company because of his deep knowledge in international business practices and his ability to guide balance between operations and accelerated growth of the Company.

Corporate Governance – The Role and Governance of the Board

The Board of Directors is the Company’s governing body, with responsibility for oversight, counseling and direction of the Company’s management to serve the short- and long-term interests of the Company and its shareholders. The Board’s goal is to build long-term value for the Company’s shareholders and to ensure the vitality of the Company for its customers, employees and other individuals and organizations that depend on the Company. To achieve its goal, the Board monitors both the performance of the Company and the performance of the CEO. It is also integrally involved in strategic planning, in partnership with the management team. It regularly undertakes an in-depth review of management’s long term and short term strategic plan, and periodically provides input as the strategic plan is implemented and evolves.

The Board has adopted Principles of Corporate Governance applicable to all directors, which can be found at www.bio-techne.com on the Investor Relations page of our website. The Principles describe the Company’s corporate governance practices and policies and provide a framework for the governance of the Company. Among other things, they require a majority of the members of the Board to be independent directors and require candidates for director to meet minimum qualifications including high moral character and mature judgment. The Principles also specify that the Company shall maintain Audit, Executive Compensation and Nominations and Governance Committees which consist entirely of independent directors.

Board Independence

The Board annually reviews the independence of each director. The Board has affirmatively determined that all of the Company’s non-employee directors are “independent” as such term is defined in the applicable requirements of the SEC and NASDAQ (collectively, the “Applicable Rules”). Mr. Kummeth is not independent based on his service as the Company’s CEO and President. In making its independence determinations, the Board reviewed transactions and relationships between the director, or any member of his or her immediate family, and the Company and its subsidiaries based on information provided by the director, Company records and publicly available information. The Company provided products valued at less than $100,000 to a laboratory at the University of Colorado School of Medicine directed by Dr. Dinarello for promotional and research purposes in a manner similar to the Company’s relationship with other research laboratories for comparable value.

Board Leadership Structure

Mr. Baumgartner, an independent director, serves as Chair of the Board. The Board has determined that dividing the roles of Chairman and CEO is currently the most effective leadership structure for the Company because of the differences between the two roles. The Board is responsible for setting the strategic direction for the Company. The Chairman of the Board sets the agenda for Board meetings and presides over meetings of the full Board and executive sessions of the independent directors. The CEO executes the Board’s direction and is responsible for the day-to-day leadership and performance of the Company. In addition, the independent directors of the Board meet in executive session without members of management present on a regularly scheduled basis.

The Board has determined that maintaining an independent Chairman, along with the independence of a majority of directors, helps maintain the Board’s independent oversight of management and ensures that the appropriate level of independence is applied to all Board decisions. In addition, the Audit, Executive Compensation, and Nominations and Governance Committees each consist entirely of independent directors.

Risk Oversight

Risk assessment and oversight is an integral part of Board and Committee deliberations throughout the year. The Company’s Board administers its risk oversight function through its Committees, as described below, and directly with respect to all other risks, including strategic, technology, cybersecurity and operational risks. In performing their oversight responsibilities, the Board and Committees review policies and guidelines that senior management use to manage the Company’s exposure to material categories of risk. In addition, the Board and Committees review the performance and functioning of the Company’s overall risk management function and management’s establishment of appropriate systems for managing risk.

Each of the Board’s committees has risk oversight duties corresponding to their areas of responsibility, as described in their charters. The Audit Committee has oversight responsibility with respect to the Company’s financial risk assessment and financial risk management. The Audit Committee meets regularly with management and the Company’s independent auditors to review the Company’s risk exposures, the potential financial impact those risks may have on the Company, the steps management takes to address those risks, and how management monitors emerging risks. With respect to the Company’s compensation plans and programs, the Executive Compensation Committee structures such plans and programs to balance risk and reward, while mitigating the incentive for excessive risk taking by the Company’s executive officers and employees. The Nominations and Governance Committee oversees the management of risks associated with the composition and independence of the Company’s Board, as well as general corporate governance risks and policies and maintenance of the Code of Ethics and Business Conduct.

Corporate Governance -- Board Committees

The Board currently has three standing Committees: the Audit Committee, the Executive Compensation Committee and the Nominations and Governance Committee. Each of these committees is governed by a written charter approved by the Board in compliance with the Applicable Rules. The charter of each committee requires an annual review by such committee. The charters are available on our website at http://www.bio-techne.com in the “Investor Relations” section under “Corporate Governance.”

Each member of our standing committees is independent, as determined by the Board, under the Applicable Rules. In addition, each member of the Audit Committee and the Executive Compensation Committee meets the additional independence standards for committee members under the Applicable Rules. The members of each standing committee are appointed by the Board each year for a term of one year and until their successors are elected, or until the earlier death or resignation or removal from the committee or the Board. In addition to the three standing committees, the Company also has a Scientific Advisory Board which includes certain directors with expertise in science. The Scientific Advisory Board assists the Company in identifying scientific areas of interest for collaboration and product development. In addition, the Board has, on occasion, established committees to deal with particular matters the Board believes appropriate to be addressed in that manner.

Audit Committee

The Audit Committee is responsible for the appointment, supervision and evaluation of the Company’s independent registered public accounting firm and for reviewing the Company’s internal audit procedures, the quarterly and annual financial statements of the Company and the results of the annual audit. The Audit Committee’s other responsibilities include approval of related party transactions, oversight of the Company’s cash investment policy and monitoring the Company’s financial fraud hotline and other compliance matters having financial impact. The Board has determined that, for FY 2017, Messrs. Baumgartner and Higgins are “audit committee financial experts” as such term is defined in the Applicable Rules.

Executive Compensation Committee

The Executive Compensation Committee determines base and incentive compensation for executive officers of the Company, establishes overall policies for executive compensation and reviews the performance of the executive officers. The Executive Compensation Committee works with Mr. Kummeth to establish compensation and performance goals for the other executive officers and, acting independently, establishes the compensation and performance goals for Mr. Kummeth. The Executive Compensation Committee also recommends to the Board and administers director compensation policies and practices.

Nominations and Governance Committee

The Nominations and Governance Committee recruits well-qualified candidates for the Board, selects persons to be proposed in the Company’s Proxy Statement for election as directors at annual meetings of shareholders, determines whether each member of the Board is independent under Applicable Rules, establishes governance standards and procedures to support and enhance the performance and accountability of management and the Board, considers the composition of the Board’s standing committees and recommends any changes, evaluates overall Board performance, assists committees with self-evaluations, and monitors emerging corporate governance trends. In fulfilling its responsibilities, the Nominations and Governance Committee assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominations and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominations and Governance Committee through current members of the Board of Directors, professional search firms, shareholders or other persons and may be considered at any point during the year.

Corporate Governance – Meetings and Attendance

The Board met six times during FY 2017, including four in-person meetings and two teleconferences. Each director attended at least 75% of the aggregate of in-person Board meetings and meetings of the committees on which he or she served. Dr. Dinarello had excused absences for the two teleconferences and one of the in-person meetings. Directors meet their responsibilities not only by attending Board and committee meetings but also by conducting business via written actions in lieu of meetings and otherwise communicating informally throughout the year on various Board and committee matters with executive management, advisors and others on matters affecting the Company. All directors attended the Annual Meeting of Shareholders held in October 2016.

The membership of each standing committee during FY 2017 and the number of committee meetings held during FY 2017 are identified in the table below.

Director	Audit	Executive Compensation	Nominations & Governance
Robert V. Baumgartner	X		X
Charles A. Dinarello, M.D.
John L. Higgins	Chair	X
Karen A. Holbrook, Ph.D.		X	Chair
Charles R. Kummeth
Roger C. Lucas, Ph.D.
Roeland Nusse, Ph.D.			X
Randolph C. Steer, M.D., Ph.D.		Chair
Harold J. Wiens	X	X
Number of meetings held during FY 2017	5	6	4

Shareholder Engagement and Communications

The Company values the perspectives of its shareholders. Management meets frequently with key shareholders to discuss the Company’s financial performance and strategies. In addition, over the last several years the Company has carried out and expanded a shareholder engagement program to discuss governance matters with key shareholders, both proactively and in response to requests from shareholders.

Communications from shareholders are always welcome. Shareholders may communicate directly with the Board of Directors. All communications should be directed to the Corporate Secretary of the Company at 614 McKinley Place N.E., Minneapolis, MN 55413, and should prominently indicate on the outside of the envelope that such communication is intended for the Board of Directors, for non-management directors, or for a particular director. Unless other distribution is specified, the communication will be forwarded to the entire Board.

Director Qualifications, Diversity and Refreshment

The Nominations and Governance Committee periodically assesses the skills and experience needed of directors to properly oversee the short- and long-term interests of the Company. The Committee utilizes a variety of methods for identifying and evaluating candidates for director, with the ultimate goal of maintaining a well-rounded Board that functions collegially and independently. Candidates for the Board are considered and selected on the basis of the criteria set forth in our Principles of Corporate Governance, including outstanding achievement in their professional careers, experience, wisdom, personal and professional integrity, their ability to make independent, analytical inquiries, and their understanding of the business environment. Candidates must have the experience and skills necessary to understand the principal operational and functional objectives and plans of the Company, the results of operations and financial condition of the Company, and the position of the Company in its industry. Candidates must have a perspective that will enhance the Board’s strategic discussions and be capable of and committed to devoting adequate time to Board duties. With respect to incumbent directors, the Nominations and Governance Committee also considers past performance on the Board and contributions to the Company.

While the Company does not have a formal diversity policy for board membership, the Company seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Nominations and Governance Committee considers, among other factors, diversity with respect to perspectives, backgrounds, skills and experience in its evaluation of candidates for board membership. Such diversity considerations are discussed by the Nominations and Governance Committee in connection with the general qualifications of each potential nominee.

The Nominations and Governance Committee will apply the same criteria in evaluating candidates recommended by shareholders as is used for candidates recommended by other sources, which criteria is described above under “Director Qualifications, Diversity and Refreshment.” Recommendations may be sent to the attention of the Nominations and Governance Committee at the Company’s address: 614 McKinley Place N.E., Minneapolis, MN 55413. Any such recommendations should provide whatever supporting material the shareholder considers appropriate, but should at a minimum include such background and biographical material as will enable the Nominations and Governance Committee to make an initial determination as to whether the nominee satisfies the criteria for directors set forth in our Principles of Corporate Governance. Shareholders who intend to nominate a candidate for election by the shareholders at the Annual Meeting (in cases where the Board does not intend to nominate the candidate or where the Nominations and Governance Committee was not requested to consider his or her candidacy) must comply with the procedures described under the section of this Proxy Statement entitled “Additional Corporate Governance Matters—Shareholder Proposals.”

In FY 2017, with three directors approaching the tenure limit set out in our Principles of Corporate Governance, the Nominations and Governance Committee engaged a search firm to assist in finding qualified candidates to replace retiring members. The Committee provided the search firm with a number of candidates recommended by officers and directors. The search firm identified other candidates as well. The Committee reviewed all candidates identified through this search process. Ultimately, it selected the two new nominees identified above, both of which had been recommended by executive officers. The Committee believes that each nominee brings unique perspectives and experience that complement existing board expertise and backgrounds.

Director Compensation

The Company believes that compensation for non-employee directors should be competitive and should encourage ownership of the Company’s stock. The Executive Compensation Committee periodically reviews the level and form of the Company’s director compensation and, if it deems appropriate, recommends to the Board changes in director compensation. Since there had been no adjustments to director compensation levels for several years, in FY 2016 the Executive Compensation Committee evaluated compensation for non-employee directors against those of directors in the same peer companies used for executive compensation. Based on that analysis, it recommended and the Board adopted changes to both the cash and equity portions of director compensation effective after the 2015 Annual Shareholder Meeting to bring non-employee director compensation more in line with the peer group of companies. No changes were made to director compensation in FY 2017.

Director Compensation for FY 2017

Each non-employee member of the Board receives an annual retainer fee of $62,500. Additional cash compensation is paid for the following roles:

Board Chair – $50,000

Chair of Audit – $25,000

Chair of Executive Compensation – $17,500

Chair of Nominations and Governance – $15,000

In addition, on an annual basis, each non-employee director is eligible to receive annual equity grants valued at $185,000 that vest upon the sooner of the one-year anniversary of the date of grant or the next annual shareholder meeting. Equity grants are provided 50% in stock options, with an exercise price equal to the fair market value of Bio-Techne’s Common Stock on the grant date, and 50% in restricted stock.

Non-employee directors who join the Board other than by election at an annual meeting of shareholders receive a pro-rated equity grant based on the portion of the year served. Non-employee directors are also paid their reasonable expenses for attending Board and Committee meetings. Directors who are employees of the Company or its subsidiaries do not receive any compensation for service on the Board.

Director Stock Ownership Guidelines

Effective in the last fiscal year, the Board adopted stock ownership guidelines for all directors and executive officers to better align the interests of directors with other shareholders. Non-employee directors are required to own stock at least equivalent in value to three times their annual retainer fee within five years. Although they have five years from July 1, 2016 (or their appointment or election to the Board), all directors met the requirements as of July 1, 2017.

Directors who are not employees of the Company were compensated for FY 2017 as follows:

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	All Other Compensation (4)	Total
Robert V. Baumgartner	$112,500	$92,488	$92,498	$1,081	$297,486
Charles A. Dinarello, M.D.	62,500	92,488	92,498	1,081	247,486
John L. Higgins	87,500	92,488	92,498	1,081	272,486
Karen A. Holbrook, Ph.D.	77,500	92,488	92,498	1,081	262,486
Roger C. Lucas, Ph.D.	62,500	92,488	92,498	1,081	247,486
Roeland Nusse, Ph.D.	62,500	92,488	92,498	1,081	247,486
Randolph C Steer, M.D., Ph.D.	80,000	92,488	92,498	1,081	267,986
Harold J. Wiens	62,500	92,488	92,498	1,081	247,486

(1)

Amounts consist of annual director fees and chair fees for services as members of the Company's Board and its Committees. For further information concerning such fees, see the discussion above this table.

(2)

Amounts represent the total grant date fair value of equity-based compensation for 914 shares of restricted stock granted pursuant to the Company's Amended and Restated 2010 Equity Incentive Plan in FY 2017 at the grant date market value of $101.19 per share, in accordance with Financial Accounting Standards Board's Accounting Standards Codification (ASC) Topic 718. As of June 30, 2017, each non-employee director held 914 unvested shares of restricted stock.

(3)

Amounts represent the total grant date fair value of equity-based compensation for 3,985 stock option awards granted pursuant to the Company's Amended and Restated 2010 Equity Incentive Plan in FY 2017, as calculated in accordance with the Financial Accounting Standards Board's Accounting Standards Codification (ASC) Topic 718. Assumptions used in the calculation of these amounts are described in Note 9 to the Company's audited financial statements for FY 2017, included in the Company's Annual Report on Form 10-K. As of June 30, 2017, the following non-employee directors held options to purchase the following number of shares of the Company's Common Stock: Mr. Baumgartner-36,245; Dr. Dinarello-41,245; Mr. Higgins-46,245; Dr. Holbrook-41,245; Dr. Lucas-16,245; Dr. Nusse-41,245; Dr. Steer-26,245; and Mr. Wiens-14,245.

(4)	Amounts represent the total dollar value of dividends paid on restricted stock awards, as those amounts were not factored into the grant date fair value.

EXECUTIVE COMPENSATION

Shareholders Outreach Following 2016 Say on Pay Vote

At our 2016 Annual Meeting of Shareholders, our advisory vote on executive compensation (the “say on pay vote”) received 74.0% approval from shares present and entitled to vote, which was notably lower than the prior year’s 98.8% approval. In the weeks just prior to the 2016 Annual Meeting, we received inquiries from some shareholders, and consequently expanded our engagement efforts, reaching out to shareholders representing over 50% of our shares outstanding. In these discussions, we provided important context for the factors regarding executive compensation that may have been confusing or anomalous, and sought input on our compensation practices from these shareholders.

As part of this outreach, we noted to shareholders that the increase in CEO compensation from FY 2015 to FY 2016 was primarily the result of a change in timing of CEO equity grants from April 1 (the anniversary date of the CEO’s hire) to July 1 (the first day of the new fiscal year) to align with the timing of other NEO equity grants and consider the Company’s performance in the prior fiscal year. This change in timing reduced the CEO’s compensation for FY 2015 and increased compensation for FY 2016. This topic is further discussed below under the caption “Annual Compensation.” We also explained to shareholders the rationale for the compensation peer group that has been selected at the direction of the Committee by Aon Hewitt, its independent compensation consultant. The Executive Compensation Committee’s peer group was selected based on comparisons of EBITDA, market capitalization, and revenue. This differs from other methodologies that may focus only on revenue or some other single criterion. The Executive Compensation Committee believes that using only revenue as a metric, for example, underestimates the relative size and value of the Company. This topic is further discussed below under the caption “Executive Compensation Consultants and Use of Peer Groups.” We believe that these discussions addressed the concerns of the shareholders with whom we were able to engage, and that the shareholders supported our peer group selection. No issues with our compensation structure or payment amounts were identified by shareholders during these discussions.

We appreciate our shareholders’ support of our compensation and governance practices, we will continue to structure executive compensation in a manner that aligns the interests of executives with those of the shareholders and to take shareholder feedback into account when structuring our executive compensation packages. We will continue to engage with shareholders and institutional investors throughout the year to understand their views on our executive compensation program.

Compensation Discussion and Analysis

In this section, we provide an overview of our executive compensation philosophy and describe the material components of our executive compensation program for our CEO, CFO and three other most highly compensated executive officers as of June 30, 2017 (collectively, our “NEOs”). For FY 2017, our NEOs and their respective titles were as follows:

●	Charles R. Kummeth, President and CEO;
●	James Hippel, Senior Vice President – Finance and Chief Financial Officer;
●	David Eansor, Senior Vice President – Biotechnology;
●	Robert Gavin, Senior Vice President – Protein Platforms; and
●	Kevin Gould, Senior Vice President – Diagnostics.

Best Practices in Compensation Governance

The table below summarizes what we do and what we don’t do with respect to our compensation governance practices. We maintain these best practices to encourage actions that are in the long-term interests of our shareholders and the Company.

✓	Pay for performance. Under the FY 2017 Management Incentive Plan,	✓	No repricing of stock options or stock appreciation rights. No re-pricing
	approximately 90% of CEO target total direct compensation was		or exchange of stock options or stock appreciation rights without
	directly or indirectly tied to Company performance and approximately		shareholder approval.
72% of other NEOs’ target total direct compensation was directly
	or indirectly tied to Company performance.		Mitigate undue risk. Annually review all incentive programs for material risk.
Emphasize long-term performance. Approximately 71% of NEOs’
	target direct compensation is equity-based with multi-year vesting.		Independent Board Chair. Effective independent Board leadership and oversight of management.

	Minimum required vesting. We do not allow vesting of options or stock		Engage independent consultants. The Committee engages independent
	appreciation rights to occur in a period of less than one year, and we		compensation and legal consultants.
propose to include the same restrictions for full-value awards, both
	subject to certain exceptions.		Review tally sheets. Review of executive compensation program components includes potential severance and change in control
	Develop sound financial goals. Financial goals for incentive plans are		payouts.
based on targets that are challenging but achievable.
No golden parachute tax gross-ups. We do not enter into new
	Use double-trigger vesting provisions. Vesting connected with a change		agreements with executive officers providing for golden parachute tax
	in control requires qualifying termination of employment (“double-		gross-ups.
trigger” provision).

Impose stock ownership requirements. Align executives with
shareholders by requiring the CEO to own stock valued at 3x his base salary and other executive officers to hold stock valued at 1x their base salaries, adopted recently.

No hedging or pledging. Directors and executive officers may not hedge
Company securities and, subject to limited exceptions, may not pledge
Company securities as collateral for any loan.

Executive Compensation Highlights

The Executive Compensation Committee (the “Committee”) has designed the compensation packages of our executive officers with key business and performance objectives in mind. In particular, we strive to align executive compensation with our key strategic objectives: building core products and innovation, geographic expansion, commercial execution, operational excellence and talent retention and recruitment.

Executive Compensation Initiatives to Align with Shareholders

We have made the following progressive changes to our executive compensation programs in order to accomplish the objectives of attracting and retaining highly qualified executives, tying pay to performance and Company strategy, aligning executives’ incentives with long-term shareholder interests, and encouraging internal pay equity:

●

In FY 2014, we engaged executive officers in the Company’s Short Term Incentive Plan: cash incentives are earned if annual performance goals are achieved. We also granted Long-Term Equity Awards to executive officers: stock options vest over a four-year period in order to align the financial interest of executives with the financial interests of Company shareholders.

●

In FY 2015, we granted performance based equity awards to the Company’s CEO and CFO: equity incentives were earned if certain objectives were met. We also initiated Long-Term Performance Awards for the Company’s CEO: equity incentives are earned if performance goals are achieved over a three-year period.

●

In FY 2016, we expanded Long-Term Performance Awards to all executive officers: equity incentives will be earned if performance goals in critical measures of the business are achieved over a three-year period.

●

In FY 2017, we maintained a compensation structure for our executive officers that tied the majority of their compensation to a mix of long and short-term performance-based measures and, for the first time, measured adherence to recently adopted stock ownership guidelines for executives. We are also providing additional disclosure of our compensation performance metrics and NEO achievement of such metrics to allow our shareholders to more fully understand our compensation practices.

FY 2017 Incentive Payouts Reflect Continued Positive Performance

As described in more detail in the Business and Governance Highlights section above and in our previously-filed Annual Report on Form 10K, we continued to execute on our long-term growth strategy in FY 2017. Our CEO has led a strategy of growth through investments in the core business as well as through acquisitions that has led to another year of positive financial performance. The Company ended the year with 13% overall revenue growth and 6% in organic revenue growth, with total revenues at $563 million for FY 2017. The Company is diversifying in many adjacent life science areas that will provide accelerated growth and safety for investors. Our acquisitions, while fundamental to our growth plans, are now an enabler to meet or exceed our five year targets. At the same time, we continue to focus on operational productivity, managing costs and investing prudently. As a result, we were able to maintain margins in our core business and return $48 million to our shareholders in the form of dividends this year. Our NEO compensation for FY 2017 reflects this continued strong performance.

The Committee aligns pay with performance and strategic initiatives by tying a significant portion of awards to rigorous revenue- and earnings-based financial goals and by using both short- and long-term incentives. For FY 2017, given the results described above, the Committee approved annual cash incentive payouts that were above target for the CEO and CFO because our Company-wide adjusted EBITDA results exceeded target goals. Cash incentive payouts for the SVP-Biotechnology, SVP-Protein Platforms and SVP-Diagnostics ranged from 79% to 134% of target based on Company-wide and division performance, with the strong performance of our Protein Platforms division driving the highest percentage result.

NEOs also received time-based long-term equity awards during FY 2017 and achieved pro-rata vesting of time-based long-term equity awards granted in prior years. These awards generally have vesting periods of at least three years. All NEOs also received performance-based equity awards in FY 2017 that vest based on three-year performance goals.

For FY 2017, significant components of target pay were as follows:

Incentive Pay Element	Metric	Target Pay
Annual Goal-Based Cash Award	● All NEOs: Consolidated Organic Revenue ● All NEOs: Consolidated Adjusted EBITDA ● Division SVPs: Division Organic Revenue ● Division SVPs: Division Adjusted EBITDA	45% – 100% of NEO base salary
Long-Term Equity Awards (time-based and performance-based stock options, restricted stock and RSUs)	● 50% Time-based Awards ● 50% Performance-based awards based on 3-Year Consolidated Organic Revenue Growth and Consolidated Adjusted Operating Income Growth	50% – 80% of NEO total target compensation

Incentive payouts were paid out at 79% to 134% of base salary based on the following FY 2017 performance:

●	$529.6 million of Consolidated Organic Revenue;
●	$210.4 million of Consolidated Adjusted EBITDA;
●	$330.1 million of Biotechnology Organic Revenue, $107.1 million of Diagnostics Organic Revenue and $92.4 million of Protein Platforms Organic Revenue; and
●	$175.0 million of Biotechnology Adjusted EBITDA, $27.6 million of Diagnostics Adjusted EBITDA and $10.9 million of Protein Platforms Adjusted EBITDA.

The financial highlights above reflect as-reported GAAP numbers. Performance payouts are made based on growth of organic revenue, adjusted operating income and adjusted EBITDA, in the amounts reflected in the 2017 Summary Compensation Table. Organic revenue, adjusted operating income, and adjusted EBITDA numbers exclude the impact of foreign currency translation, certain acquisitions and acquisition-related amortization, depreciation, costs and expenses, non-recurring litigation expenses, stock-based compensation expense and other unusual items. For a comprehensive discussion of our financial results, please refer to our Annual Report on Form 10-K for FY 2017.

Compensation Objectives

The Committee reviews and approves each executive’s base pay, bonus, and equity incentives annually and is responsible for assuring that compensation for the executive officers is consistent with the objectives of attracting and retaining highly qualified executives, tying pay to performance and Company strategy, aligning executives’ incentives with long-term shareholder interests, and encouraging internal pay equity. The Committee determines the appropriate level for each compensation component based on these overall compensation objectives. We strive to provide market competitive compensation and emphasize at-risk cash bonus opportunities and equity compensation that reflect the Company’s performance goals and are commensurate with each executive’s scope of responsibility within the organization. The graphics below illustrate the amount of CEO and the average of other NEO target compensation tied to annual and long-term Company performance pursuant to the FY 2017 base salaries and the FY 2017 Management Incentive Plan.

Performance Targets Reward Stretch Performance

The target-setting process for our incentive plans is intended to align pay with performance and long-term shareholder interests. The Company’s business planning process and strategic direction is foundational to this effort. Bio-Techne’s business planning process is determined by the overall business environment, industry and competitive factors and our goals and strategies. The business planning process drives our annual operating plan as well as establishes our long-term financial, operational and strategic objectives.

Key Considerations in Development of Annual and Long-Term Goals
Business Environment	Competitive Factors	Company-Specific Factors
• Market Outlook • International Trends • Analyst Expectations • Tax Policy	• Industry Trends • Competitive Landscape • Market Growth	• Historical Trends • Historical Performance • Five-Pillar Strategy • Capital Deployment Opportunities • Recent Capital Deployment Decisions

The Committee reviews and oversees the development and implementation of compensation programs that are aligned with Bio-Techne’s business strategy. The financial performance goals approved by the Committee for the annual and long-term incentive plans are informed by the annual operating plan and Bio-Techne’s five-pillar long-term strategy.

The annual incentive plan is aligned with the annual operating plan and is designed so that a target level payout requires achievement of reasonable but challenging goals. Rolling three-year incentive awards, which were implemented for the CEO in FY 2015 and extended to all NEOs in FY 2016 and FY 2017, motivate ongoing achievement of targets at the end of a three-year period, thereby encouraging sustained growth.

Elements of the 2017 Compensation Program

The Company’s executive compensation program consists of base salaries, annual cash performance bonuses, long-term equity awards and various benefits, including the Company’s Profit Sharing and Savings Plan, in which all qualified employees of the Company participate. The Committee typically also awards equity in the form of stock options, restricted stock and/or stock units upon hiring a new executive officer.

The Committee uses our compensation peer group to align the payout range for each NEO’s cash and long-term incentive compensation with market practice. The Committee uses 50th and 75th percentile compensation as reference points in setting NEO compensation. Specific positioning for each NEO is influenced by individual and company performance, internal equity, experience, strategic needs, the portion of long-term incentive compensation allocated to performance-based versus time-based awards, and other factors. Year over year increases in compensation of our CEO reflect the Committee’s intention to reward strong performance and ensure retention and for other NEOs also incorporates increases necessary to bring compensation to the peer group median in addition to the considerations applicable to the CEO.

Pay Element		Alignment with Shareholder Value Creation
Base Salary	•	Attracts and retains high-performing executives by providing market-competitive fixed pay

Annual Cash Incentive	•	Drives Company-wide and division performance
	•	Focuses efforts on growing revenue and earnings and achieving strategic business goals

Long-Term Equity Awards	•	Aligns executives’ interests with those of shareholders
	•	Motivates executives to deliver sustained long-term growth to the business and to the Company’s share price
	•	Retains high-performing executives by providing a meaningful incentive to stay with the Company

Other Compensation and Benefits	•	Attracts and retains high-performing executives by offering competitive benefits

Annual Compensation

Annual compensation is delivered in cash with a significant variable portion at risk and contingent on the achievement of pre-established performance objectives. In FY 2015, the Committee delayed the implementation of merit and other compensation adjustments for the CEO and CFO from April 1, 2015 to July 1, 2015 (FY 2016) so that all executive officers’ performance and compensation could be reviewed at the same time, and at the end of the Company’s fiscal year so that full year results would generally be available. This same change in timing was also applicable to CEO and CFO equity awards, which were granted in the first quarter of FY 2016. As a result of the timing differences in compensation adjustments for the CEO and CFO, the change in their compensation from FY 2014 to FY 2015 appears artificially lower and the change from FY 2015 to FY 2016 appears higher in comparison. In FY 2017, the Committee again granted equity awards in the first quarter of the fiscal year in order to consider annual Company and individual performance in establishing the value of equity award grants. In addition to the changed timing, the Committee continued the trend of granting more performance-vesting equity compensation and less time-vesting equity compensation, which the Committee believes better aligns the interest of our NEOs and our shareholders.

In FY 2017, components of annual compensation were:

•

Base salary. Base salary is the only fixed component of our executive officers’ total cash compensation. Base salaries provide competitive pay in order to attract and retain executives. Annual salary decisions are made in recognition of competitive data as well as the skills and experience each individual brings to the Company, the length of time with the Company and the performance contributions each makes. FY 2017 base salaries for our NEOs appear in the 2017 Summary Compensation Table.

•

Annual Cash Incentive. Executives are eligible to receive cash performance bonuses under the Company’s Short-Term Incentive Plan if predetermined goals are achieved. FY 2017 payouts appear in the 2017 Summary Compensation Table. Threshold, target and maximum opportunities for FY 2017 appear in the 2017 Grants of Plan-Based Awards Table.

FY 2017 Performance Metrics. The Short-Term Incentive Plan for FY 2017 provided that awards would be based upon the Company’s consolidated adjusted EBITDA results, consolidated organic revenue results, and, with respect to the SVPs who lead our three divisions, FY 2017 adjusted EBITDA and organic revenue results for their respective divisions. These targets align with the Company’s strategic objectives of strengthening core products, expanding geographically, and committing to commercial execution and operational excellence. In addition, setting clear goals and rewarding achievement promotes the Company’s strategic objective of talent retention and recruitment. Overall achievement is calculated for each executive by determining the weighted average of performance based on EBITDA results and consolidated organic revenue results within each applicable category.

Metric*	Weighting**	Why Metric Was Selected
Company-Wide Adjusted EBITDA	● Determines 50% of the award for our CEO and CFO ● Determines 25% of the award for our Divisional SVPs	EBITDA is an important driver of share price valuation and shareholder expectations.
Company-Wide Organic Revenue	● Determines 50% of the award for our CEO and CFO ● Determines 25% of the award for our Divisional SVPs

Revenue growth is the best long-term driver of consistent cash generation; organic revenue growth was selected as a better measure of operational execution since it excludes revenue added through acquisition.

Division Adjusted EBITDA	● Determines 25% of the award for our Divisional SVPs	For executive officers in charge of principal business units, division results are key measures of success.
Division Organic Revenue	● Determines 25% of the award for our Divisional SVPs

For executive officers in charge of principal business units, division results are key measures of success; organic revenue growth was selected as a better measure of operational execution since it excludes revenue added through acquisition.

*

Adjusted EBITDA and organic revenue exclude the impact of foreign currency translation, certain acquisitions and acquisition-related amortization, depreciation, costs and expenses, stock-based compensation expense, non-recurring litigation expenses and other unusual items in the discretion of the Committee.

**

In order to calculate the payout for each executive, the percentage of the bonus for each metric is calculated and the resulting percentages are averaged to determine the applicable blended percentage rate. The Committee determined that for FY 2017 David Eansor, our SVP – Biotechnology, should be compensated in relation to company-wide EBITDA and organic revenue due to his extraordinary effort on a project that affected the entire Company’s results for the year.

The range of eligible payouts for FY 2017 was based on a percentage of each NEO’s salary, as follows:

Performance Level	Payout Range
Threshold performance (95% of applicable organic revenue and adjusted EBITDA targets)	50% of target award opportunity
Target performance (100% of applicable organic revenue and adjusted EBITDA targets)	100% of target award opportunity
Maximum performance (105% of applicable organic revenue targets and adjusted EBITDA targets)	200% of target award opportunity

The Committee retains the power to determine the bonus amounts and criteria for any new participants and to adjust the bonus amounts and criteria from time to time. A participant must be employed on the last day of the fiscal year to receive any portion of the annual cash incentive payment she or he earns. If the person resigns for any reason before the end of the fiscal year, he or she will forfeit the entire bonus.

Short-Term Incentive Compensation.

In July 2017, the Committee evaluated FY 2017 performance against the performance metrics under the Short-Term Incentive Plan for FY 2017. The Committee determined that the performance objectives were met as follows (in millions):

Metric	Threshold	Target	Maximum	Achievement
Company-Wide Adjusted EBITDA	$195.2	$205.4	$215.7	$210.4 (102.4%)
Company-Wide Organic Revenue	$508.4	$535.2	$561.9	$529.6 (99.0%)
Biotech Division Adjusted EBITDA	$166.4	$175.1	$183.9	$175.0 (99.9%)
Biotech Division Organic Revenue	$316.2	$332.9	$349.5	$330.1 (99.2%)
Diagnostics Division Adjusted EBITDA	$29.2	$30.7	$32.2	$28.6 (93.1%)
Diagnostics Division Organic Revenue	$104.2	$109.7	$115.2	$107.1 (97.7%)
Protein Platforms Division Adjusted EBITDA	$6.1	$6.4	$6.7	$10.9 (171.2%)
Protein Platforms Division Organic Revenue	$87.9	$92.6	$97.2	$92.4 (99.8%)

Based on the Committee’s evaluation of FY 2017 performance against the applicable performance metrics, payouts under the Short-Term Incentive Plan for FY 2017 were 119% of base salary to Mr. Kummeth, Mr. Hippel, and Mr. Eansor, 134% to Mr. Gavin, and 79% to Mr. Gould. As described above, these payouts are based on a performance curve that pays a minimum of 50% of the target incentive at 95% performance objective achievement and 200% of target incentive at 105% performance objective achievement, with each metric evaluated individually and then averaged with the other applicable metrics.

Long-Term Incentive Compensation.

Long-term incentive compensation is a critical component of our executive compensation program. This element of compensation serves to align our executives’ financial interests with sustained shareholder value creation and long-term Company financial results. It also functions as an important retention tool and facilitates the positioning of our NEOs’ total pay within the range of the competitive median of our compensation peer group.

In FY 2016, for the first time our long-term incentive compensation program included both time-vested equity and performance-vested equity for all NEOs, not just the CEO. Also beginning in FY 2016, the Committee adjusted the timing of all NEO annual long-term incentive compensation grants to occur near the beginning of each fiscal year. Previously, annual grants were made to Mr. Kummeth on the anniversary of his hire date of April 1. One effect of this change was to move compensation that would have been granted to Mr. Kummeth in FY 2015 into FY 2016 as a result of the changed timing, which caused his FY 2015 compensation to be lower and FY 2016 compensation to be higher than if the grants had been made on April 1, 2015.

In FY 2017, long-term incentive awards were granted to all NEOs, including our CEO, in the first quarter of the fiscal year. Additional detail with respect to each award granted is provided below.

The following table sets forth the grant date fair value of the long-term incentive awards granted to our NEOs in FY 2017. Additional detail with respect to each award granted is provided below.

Named Executive Officer	Time-Vested Options*	Performance-Vested Options*	Performance-Based Restricted Stock Units*	Time-Vested Restricted Stock*
Charles R. Kummeth	$1,774,632	$1,774,727	$1,775,096	$1,775,043
James Hippel	$699,863	$349,952	$349,988	—
David Eansor	$324,938	$162,474	$162,522	—
Robert Gavin	$299,936	$149,973	$150,015	—
Kevin Gould	$299,936	$149,973	$150,015	—

*

Amounts shown above represent the total grant date fair value of equity-based compensation based on the estimated probable outcome of the performance based-objectives applicable to such awards on the grant date and excluding the effect of estimated forfeitures. The fair value of equity awards is determined pursuant to the Financial Accounting Standards Board's Accounting Standards Codification (ASC) Topic 718. Assumptions used in the calculation of the fair value are described in Note 9 to the Company's audited financial statements for FY 2017, included in the Company's Annual Report on Form 10-K.

Time-Vested Equity

Stock Options. The Company makes annual stock option grants to executives in order to align the interests of executives with those of shareholders. Executives recognize value only if the market value of the Company’s stock appreciates over time. The Company’s time-vesting stock option grants generally vest 25% on each of the first four anniversaries of the grant date and have a seven-year term. The Committee determines the appropriate stock option award value by considering how the value of equity awards will impact each NEO’s total direct compensation as well as the balance between annual and long-term compensation, fixed and at-risk compensation, the Company’s strategic and operational objectives, the responsibilities and performance of the NEOs, internal equity, the grants made by companies in our compensation peer group and other factors the Committee deems relevant.

Restricted Stock. Bio-Techne’s CEO also receives time-vested restricted stock awards that generally vest over a three-year period. These awards are intended to further align the CEO’s interests with those of shareholders and to provide competitive total compensation to the CEO. The Committee determines the appropriate number of restricted stock awards by considering the CEO’s total direct compensation as well as the balance between annual and long-term compensation, fixed and at-risk compensation, the Company’s strategic and operational objectives, the CEO’s performance, the grants made by companies in our compensation peer group and other factors the Committee deems relevant.

Performance-Vested Equity and Cash

FY 2017 Performance Metrics for LTIP Awards. Under the Long-Term Incentive Plan for FY 2017, the Committee approved grants of stock options, restricted stock units and cash performance units to all executives. These grants have a three year cliff vesting schedule and therefore vest following the Company’s 2019 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted operating income and consolidated organic revenue goals for FY 2019. These targets promote long-term achievement of the Company’s strategic objectives.

●	Company-Wide Adjusted Operating Income. Operating Income is an important driver of share price valuation and shareholder expectations. It determines 50% of the awards for our NEOs.

●	Company-Wide Organic Revenue. Revenue growth is the best long-term driver of consistent cash generation. It determines 50% of the awards for our NEOs.

The Committee views consolidated adjusted operating income and consolidated organic revenue as most appropriate for the long-term incentive plan because they are measureable performance metrics that reflect the Company’s business performance and stress the balance between top-line growth and bottom-line performance, thereby incenting long-term profitable growth.  The Committee believes that over the long-term, these performance metrics, working in tandem, are most appropriate for driving long-term shareholder value creation. The Committee also believes that using LTIP metrics based on 2019 performance differentiates the performance criteria from the 2017 metrics used to evaluate STIP performance.

The following table sets forth the threshold, target, and maximum potential payouts to our NEOs under the performance-vested equity and cash awards for FY 2017:

Named Executive Officer	Stock Options			Restricted Stock Units			Performance Cash Units
	Threshold:	Target:	Maximum:	Threshold:	Target:	Maximum:	Threshold:	Target:	Maximum:
Charles R. Kummeth	$1,183,157	$1,774,727	$2,661,957	$1,183,456	$1,775,096	$2,662,511	$34,971	$69,941	$104,912
James Hippel	$233,302	$349,952	$524,901	$233,337	$349,988	$524,955	$6,895	$13,790	$20,685
David Eansor	$108,317	$162,474	$243,699	$108,353	$162,522	$243,771	$3,202	$6,403	$9,605
Robert Gavin	$99,982	$149,973	$224,948	$100,015	$150,015	$225,011	$2,955	$5,911	$8,866
Kevin Gould	$99,982	$149,973	$224,948	$100,015	$150,015	$225,011	$2,955	$5,911	$8,866

In order to encourage long-term income and revenue growth, vesting of the FY 2017 LTIP awards vest based solely on the Company’s achievement of EBITDA and organic revenue goals in FY 2019; no portion of the awards will vest in FY 2017 or FY 2018. Awards will vest on a linear scale depending on the level of performance between threshold and maximum levels. Adjusted operating income and organic revenue exclude the impact of foreign currency translation, acquisitions and acquisition-related amortization, depreciation, costs and expenses, non-recurring litigation expenses and other unusual items.

Procedures for Setting Executive Compensation

Responsibility of the Executive Compensation Committee

The Committee of the Board of Directors is responsible for establishing the compensation programs of the Company’s CEO and other executive officers, including but not limited to the other NEOs. The Committee participates in the consideration of employment of prospective executive officers of the Company. The Committee also administers the Company’s equity-based and performance-based compensation plans, including plans under which restricted stock and options are awarded. Accordingly, it is responsible for reviewing cash and equity incentives payable to executives and has the authority to grant restricted shares of Company Common Stock and options to purchase shares of the Company’s Common Stock to all participants under the Company’s equity award plans, and to determine all terms and conditions of such awards. For additional information on the Company’s corporate governance policies, see “Corporate Governance” above.

Role of the Chief Executive Officer in Compensation Decisions

The Committee annually assesses the base compensation and the potential compensation that the named executive officers will be eligible to earn by achieving the Company’s financial targets. As part of this assessment, the CEO makes recommendations to the Committee regarding the base compensation and target incentive amounts for the executive officers that report to him. Such recommendations take into account internal pay equity, position within an internal compensation range, changes in responsibilities, compensation levels for similar positions that considers industry and location and other factors the CEO considers important in establishing competitive compensation for the executives that report to him. Among these other factors is a philosophy that there should be a reasonable relationship between executive salaries and the average employee or mid-level manager salaries within an organization; executive bonuses should be based on performance; and long-term incentives should primarily be equity-based arrangements that are tied to long-term improvements in financial results and other factors that lead to appreciation in the Company’s stock price.

The Committee discusses the CEO’s recommendations and accepts or adjusts them, in whole or in part, based on its own assessment of company strategic goals, executive responsibilities, internal pay equity and its independent review of local comparative data for all industries. The executive officers are not present during the Committee’s final discussion and determination of the type and amount of compensation to be paid.

Executive Compensation Committee Interlocks and Insider Participation

During FY 2017, the members of the Committee were Dr. Steer (Chair), Mr. Higgins, Mr. Wiens and Dr. Holbrook. None of the current members of the Committee was an officer or employee of the Company during FY 2017, or was formerly an officer of the Company. None of the current members of the Committee had any relationship requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company during FY 2017 served on the compensation committee or the board of any company that employed any member of the Company’s Committee or Board.

Executive Compensation Consultants and Use of Peer Groups

From time to time, the Committee retains consultants to assist with setting executive compensation. The Committee has sole authority to retain or replace such independent compensation consultants. The Committee annually evaluates the independent compensation consultant’s independence and performance under the applicable NASDAQ listing standards. The Committee believes that working with an independent compensation consultant furthers the Company’s objectives to recruit and retain qualified executives, align their interests with those of shareholders and ensure that their compensation packages will appropriately motivate and reward ongoing achievement of business goals.

In FY 2017, the Committee determined that Aon Hewitt, an outside compensation consulting firm, continued to be independent under applicable NASDAQ listing standards and retained them to advise the Committee with respect to compensation of the CEO and other executive officers. In that capacity, Aon Hewitt provided the Committee with a peer group analysis and assisted the Committee in structuring the compensation program for the CEO and other executive officers. Aon Hewitt did not provide any additional services to the Company during FY 2017.

The Committee refers to a comparative group of life sciences companies when evaluating executive compensation. Although it is not possible to compile a peer group of companies that directly compete with the Company, the companies in the comparative group presented below operate in the same general industry as the Company, and the Committee believes that such companies compete for a similar pool of executive talent. The companies in the peer group are strategically aligned with the goals of the Company and are similar to the Company with regard to EBITDA, market capitalization, and revenue. The Compensation Committee believes that using EBITDA and market cap in addition to revenue is beneficial because these metrics directly relate to the creation of shareholder value and provide a more appropriate measure of the Company’s place in the market than revenue alone.

In advance of setting FY 2017 compensation opportunities for the NEOs, the peer group that was used in FY 2016 was reviewed to ensure the companies comprising the peer group remained reasonable for pay and performance comparisons. Based on that review, it was determined that the peer group companies remained appropriate, and as a result, the peer group that was used to set FY 2017 compensation opportunities for the NEOs was unchanged from FY 2016. At the time the peer group was confirmed, the peer group had the following medians:

●	Revenues of $587 million, based on the trailing four quarters; Bio-Techne’s revenues were positioned at the 36th percentile of the peer group;

●	Net Income of $73 million, based on the trailing four quarters; Bio-Techne’s Net Income was positioned at the 54th percentile of the peer group; and

●	Market capitalization of $3,386 million; Bio-Techne’s market capitalization was positioned at the 54th percentile of the peer group.

Peer Group Companies

Affymetrix Inc.	Alere Inc.	Align Technology, Inc.	Alkermes plc
Bio-Rad Laboratories, Inc.	Cepheid	Globus Medical, Inc.	HeartWare International, Inc.
Insulet Corporation	Luminex Corporation	Medivation, Inc.	Myriad Genetics, Inc.
PerkinElmer, Inc.	QIAGEN	Seattle Genetics, Inc.	The Medicines Company

The Committee uses our compensation peer group to align the payout range for each NEO’s cash and long-term incentive compensation with market practice. Target cash and long-term incentive compensation is positioned between the 50th and 75th percentiles and total compensation is positioned near the median. Specific positioning for each NEO is influenced by individual and company performance, internal equity, experience, strategic needs, the portion of long-term incentive compensation allocated to performance-based versus time-based awards, and other factors.

Accounting and Tax Treatment

The Company accounts for equity-based compensation paid to employees under FASB ASC Topic 718, which requires the Company to estimate and record an expense over the service period of an option award. Thus, the Company may record an expense in one year for awards granted in earlier years. Accounting rules also require the recording of cash compensation as an expense at the time the obligation is accrued.

Section 162(m) of the Internal Revenue Code of 1986 generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company’s chief executive officer and three other most highly-paid executive officers (other than its chief financial officer). Qualifying performance-based compensation is not subject to the deduction limitation if certain requirements are met. The Committee considers the tax deductibility of payments when setting compensation and may provide compensation that is not tax deductible if it determines that such action is appropriate.

Additional Compensation Practices

Stock Retention Requirement

Effective July 2016, we implemented stock ownership guidelines applicable to all NEOs. The guidelines are determined in comparison to base salary as follows:

Named Executive Officer	Applicable Multiple	Ownership Requirement (as of 6/30/2017)
Charles R. Kummeth	3x base salary	$2,640,000
James Hippel	1x base salary	$460,000
David Eansor	1x base salary	$430,000
Robert Gavin	1x base salary	$375,000
Kevin Gould	1x base salary	$365,000

The guidelines are met based on the value of an NEO’s directly owned or beneficially owned stock plus the value of restricted stock or restricted stock units that are issued and outstanding, whether or not vested. NEOs must meet the guideline within five years of becoming subject to the guidelines and must meet the guidelines at all times following such date. Although they have until July 1, 2021 to meet the guidelines, the CEO and one other NEO already meet the guidelines.

Succession Planning

The Committee maintains a succession plan for the Company’s executive officers that is reviewed on a periodic basis. As part of its role in succession planning, the Board periodically reviews with the CEO the performance of the CEO’s direct reports. The Board also receives formal reports from such individuals and is given the opportunity to interact with such individuals in social settings.

Clawback Provisions

Our employment agreements with our NEOs provide that we will recoup incentive compensation paid to our NEOs to the extent required by any law, government regulation, stock exchange listing requirement, or Company policy promulgated under such standards.

Executive Compensation Committee Report on Executive Compensation

The Executive Compensation Committee of the Board of Directors (the “Committee”) is responsible for reviewing and approving total compensation programs and levels for the Company’s executive officers, including the NEOs. The Committee’s responsibilities are specified in the Executive Compensation Committee Charter.

The Committee reviewed and discussed the Compensation Discussion and Analysis above with management. Based on the Committee’s review and its discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2017 Annual Meeting.

Randolph C. Steer, M.D., Ph.D. (Chair)

Karen Holbrook, Ph.D.

John L. Higgins

Harold Wiens

   Members of the Executive

   Compensation Committee

2017 Summary Compensation Table

The NEOs received compensation for the fiscal years ended June 30, 2017, 2016 and 2015 as set forth in the chart below. As stated above, in FY 2015, the Committee delayed the implementation of merit, equity grants and other compensation adjustments for the CEO and CFO from April 1, 2015 to July 1, 2015 (FY 2016) so that all executive officers’ performance and compensation could be reviewed at the same time, and at the end of the Company’s fiscal year. As a result of the timing differences in compensation adjustments for the CEO and CFO, the change from FY 2015 to FY 2016 appears higher in comparison to changes in other years.

Name and Principal Position	Fiscal Year	Salary (1)	Bonus	Stock Awards (2)		Option Awards (2)		Non-Equity Incentive Plan Compensation (3)		All Other Compensation		Total
Charles R. Kummeth,	2017	$880,000	—	$3,550,140	(4)	$3,549,359	(5)	$1,053,594		$43,798	(6)	$9,076,890
President and CEO	2016	800,000	—	2,500,044	(4)	2,908,732	(5)	1,221,097		38,241		7,468,114
	2015	625,000	—	699,983	(4)	700,002	(5)	671,203		40,517		2,736,705
James Hippel,	2017	460,000	—	349,988	(7)	1,049,814	(8)	356,310		10,660	(9)	2,226,773
Senior Vice President of Finance	2016	425,000	—	216,980	(7)	685,875	(8)	421,660		9,042		1,758,557
and CFO	2015	350,000	—	—		456,750	(8)	244,318		7,800		1,058,868
David Eansor,(10)	2017	430,000	—	162,522	(11)	487,412	(12)	256,210		11,061	(13)	1,347,206
Senior Vice President-	2016	400,000	—	108,490	(11)	342,938	(12)	282,110		7,950		1,141,488
Biotechnology	2015	325,000	—	468,250	(11)	195,750	(12)	85,598		18,000		1,092,598
Robert Gavin,(14)	2017	375,000	—	150,015	(15)	449,909	(16)	226,426		13,889	(18)	1,215,239
Senior Vice President-Protein	2016	350,000	—	108,490	(15)	342,938	(16)	136,278		5,250		942,956
Platforms	2015	325,000	—	—		228,050	(16)	124,029	(17)	—		677,079
Kevin Gould,(19)	2017	365,000	—	150,015	(20)	449,909	(21)	129,313		7,875	(23)	1,102,112
Senior Vice President -	2016	275,000	—	243,075	(20)	969,015	(21)	145,463	(22)	4,800		1,492,353
Diagnostics	2015	—	—	—		—		—		—		—

(1)	Includes amounts deferred under the Company's Profit Sharing and Savings Plan, a qualified deferred compensation plan under Section 401(k) of the Internal Revenue Code.
(2)

Amounts shown above represent the total grant date fair value of equity-based compensation based on the estimated probable outcome of the performance based-objectives applicable to such awards on the grant date and excluding the effect of estimated forfeitures. The fair value of equity awards is determined pursuant to the Financial Accounting Standards Board's Accounting Standards Codification (ASC) Topic 718. Assumptions used in the calculation of the fair value are described in Note 9 to the Company's audited financial statements for FY 2017, included in the Company's Annual Report on Form 10-K.

(3)	Represents cash bonuses earned under the Company's cash incentive plans in effect for the applicable year, which are determined and paid in the subsequent fiscal year.
(4)

For 2017, represents 16,653 shares of time-vested restricted stock granted on August 18, 2016 plus performance based restricted stock units also granted on August 18, 2016. The value of the 2017 performance based award at the grant date assuming that the highest level of performance conditions will be achieved is $2,662,500. For 2016, represents 11,522 shares of time-vested restricted stock granted on August 7, 2015, plus shares of performance based restricted stock units also granted on August 7, 2015. The value of the 2016 performance based award at the grant date assuming that the highest level of performance conditions will be achieved is $1,875,033. For 2015, represents shares of performance-based restricted stock units granted on August 12, 2014. The value of the 2015 performance based awards at the grant date assuming that the highest level of performance conditions will be achieved is $1,050,021.

(5)

For 2017, includes a time-vested option to purchase 102,779 shares of Common Stock issued on August 18, 2016, plus a performance vested option also granted on August 18, 2016. The value of the 2017 performance based award at the grant date assuming that the highest level of performance conditions will be achieved is $2,662,500. For 2016, includes a time-vested option to purchase 79,517 shares of Common Stock issued on August 7, 2015, plus a performance vested option also granted on August 7, 2015. The value of the 2016 performance based award at the grant date assuming that the highest level of performance conditions will be achieved is $2,181,540. For 2015, includes performance-vested option issued on August 12, 2014. The value of the 2015 performance based award at the grant date assuming the highest level of performance conditions will be achieved is $1,050,003.

(6)

Includes $7,178 for 401k match, $3,002 for a supplemental life and disability insurance policy ($2,007 to cover the cost of the premium and $1,015 as a tax reimbursement related to payment for the premium), and $33,598 in dividends paid on unvested restricted stock, which amount was not factored into the grant date fair value of such awards.

(7)

For 2017, represents shares of performance based restricted stock units granted on August 18, 2016. The value of the 2017 performance based award at the grant date assuming that the highest level of performance conditions will be achieved is $525,000. For 2016, represents shares of performance based restricted stock units granted on August 7, 2015. The value of the 2016 performance based award at the grant date assuming that the highest level of performance conditions will be achieved is $325,470.

(8)

For 2017, includes a time-vested option to purchase 40,533 shares of Common Stock issued on August 18, 2016, plus a performance vested option also granted on August 18, 2016. The value of the 2017 performance based award at the grant date assuming that the highest level of performance conditions will be achieved is $525,000. For 2016, includes a time-vested option to purchase 25,000 shares of Common Stock issued on August 7, 2015, plus a performance vested option also granted on August 7, 2015. The value of the 2016 performance based award at the grant date assuming that the highest level of performance conditions will be achieved is $342,938. For 2015, includes a time-vested option to purchase 35,000 shares of Common Stock issued to Mr. Hippel on August 12, 2014.

(9)

Includes $9,568 for 401k match and $1,092 for a supplemental life and disability insurance policy ($725 to cover the cost of the premium and $367 as a tax reimbursement related to payment for the premium).

(10)

Mr. Eansor joined the Company on July 2, 2014 through the acquisition of Novus Biologicals, LLC. Mr. Eansor was SVP - Novus Biologicals for the first three quarters of the year and was promoted to SVP – Biotechnology as of April 1, 2015.

(11)

For 2017, represents shares of performance based restricted stock units granted on August 18, 2016. The value of the 2017 performance based award at the grant date assuming that the highest level of performance conditions will be achieved is $243,750. For 2016, represents shares of performance based restricted stock units granted on August 7, 2015. The value of the 2016 performance based award at the grant date assuming that the highest level of performance conditions will be achieved is $162,735. For 2015, represents a grant of 5,000 restricted stock units issued to Mr. Eansor on July 2, 2014 upon the Company hiring him as Senior Vice President, Novus Biologicals.

(12)

For 2017, includes a time-vested option to purchase 18,819 shares of Common Stock issued on August 18, 2016, plus a performance bested option also granted on August 18, 2016. The value of the 2017 performance based award at the grant date assuming that the highest level of performance condition will be achieved is $243,750. For 2016, includes a time-vested option to purchase 12,500 shares of Common Stock issued on August 7, 2015, plus a performance vested option also granted on August 7, 2015. The value of the 2016 performance based award at the grant date assuming that the highest level of performance conditions will be achieved is $171,469. For 2015, represents grants of a time-vested option to purchase 15,000 shares of Common Stock issued to Mr. Eansor on August 12, 2014.

(13)	Represents $11,061 for 401k match.
(14)	Robert Gavin joined the Company in connection with the Company’s acquisition of ProteinSimple on July 31, 2014 and became an executive officer on November 25, 2014.
(15)

For 2017, represents shares of performance based restricted stock units granted on August 18, 2016. The value of the 2017 performance based award at the grant date assuming that the highest level of performance conditions will be achieved is $225,000. For 2016, represents shares of performance based restricted stock units granted on August 7, 2015. The value of the 2016 performance based award at the grant date assuming that the highest level of performance conditions will be achieved is $162,735. For 2015, represents a grant of performance-based restricted stock units issued to Mr. Gavin on July 31, 2014 in connection with the Company’s acquisition of ProteinSimple. The value of the 2015 performance based award at the grant date assuming that the highest level of performance conditions will be achieved is $466,600.

(16)

For 2017, includes a time-vested option to purchase 17,371 shares of Common Stock issued on August 18, 2016, plus a performance vested option also granted on August 18, 2016. The value of the 2017 performance based award at the grant date assuming that the highest level of performance conditions will be achieved is $225,000. For 2016, includes a time-vested option to purchase 12,500 shares of Common Stock issued on August 7, 2015, plus a performance vested option also granted on August 7, 2015. The value of the 2016 performance based award at the grant date assuming that the highest level of performance conditions will be achieved is $171,469. For 2015, represents grants of a time-vested option to purchase 10,000 shares of Common Stock and a performance-vested option to purchase shares of Common Stock issued to Mr. Gavin on July 31, 2014 in connection with the Company’s acquisition of ProteinSimple, and a grant of a time-vested option to purchase 5,000 shares of Common Stock on December 1, 2014 upon Mr. Gavin’s promotion to SVP – Protein Platforms. The value of the 2015 performance based award at the grant date assuming that the highest level of performance conditions will be achieved was $782,500. One-third of the 2015 performance based award vested in FY 2017 pursuant to discretionary authority of the Board.

(17)

For 2015, represents a cash bonus of $43,628 paid out to Mr. Gavin under the Company’s Management Incentive Plan for FY 2015, and $80,401 that was paid out as incentive for performance at ProteinSimple in FY 2015 in connection with an incentive arrangement that Mr. Gavin had with ProteinSimple prior to the Company’s acquisition of ProteinSimple.

(18)	Represents $13,889 for 401k match.
(19)	Kevin Gould joined the Company in connection with the Company’s acquisition of Cliniqa on July 9, 2015, and became an executive officer on January 1, 2016.
(20)

For 2017, represents shares of performance based restricted stock units granted on August 18, 2016. The value of the 2017 performance based award at the grant date assuming that the highest level of performance conditions will be achieved is $225,000. For 2016, Represents a grant of 2,500 time-vested restricted stock units issued to Mr. Gould on July 9, 2015 in connection with the Company’s acquisition of Cliniqa.

(21)

For 2017, includes a time-vested option to purchase 17,371 shares of Common Stock issued on August 18, 2016, plus a performance vested option also granted on August 18, 2016. The value of the 2017 performance based award at the grant date assuming that the highest level of performance conditions will be achieved is $225,000. For 2016, includes a time-vested option to purchase 15,000 shares of Common Stock July 9, 2015 in connection with the Company’s acquisition of Cliniqa, a performance vested option also granted on July 9, 2015, and a grant of a time-vested option to purchase 10,000 shares of Common Stock on January 4, 2016, upon Mr. Gould’s promotion to SVP – Diagnostics (formerly Clinical Controls). The value of the 2016 performance based award at the grant date assuming that the highest level of performance conditions will be achieved is $849,500.

(22)

Represents a cash bonus of $133,486 paid out to Mr. Gould under the Company’s Management Incentive Plan for FY 2016. Since Mr. Gould became an executive officer and was given responsibility for the Diagnostics division on January 1, his divisional goals were based solely on the performance of Cliniqa, for which he had responsibility for the entire year.

(24)	Represents a $7,875 for 401k match.

2017 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the named executive officers granted in FY 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares (3) (#)	All Other Options Awards: Number of Securities Underlying Options (4) (#)	Exercise or Base Price of Option Awards (per share) ($)	Grant Date Fair Value of Stock and Option Awards (5) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Charles R. Kummeth		$440,000	$880,000	$1,760,000	—	—	—	—	—	—	—
		34,971	69,941	104,912	—	—	—	—	—	—	---
	8/18/2016	---	---	---	8,326	16,653	24,979	---	---	---	$1,775,096
	8/18/2016	---	---	---	51,390	102,779	154,169	---	---	$106.59	1,774,727
	8/18/2016	—	—	—	---	---	---	---	102,779	106.59	1,774,632
	8/18/2016	—	—	—	---	---	---	16,653	---	---	1,775,043
James Hippel		149,500	299,000	598,000	—	—	—	—	—	—	---
		6,895	13,790	20,685	—	—	—	—	—	—	---
	8/18/2016	---	---	---	1,642	3,283	4,925	---	---	---	349,988
	8/18/2016	---	---	---	10,133	20,267	30,400	---	---	106.59	349,952
	8/18/2016	—	—	—	—	—	—	—	40,533	106.59	699,862
David Eansor		107,500	215,000	430,000	—	—	—	—	—	—	—
		3,202	6,403	9,605	—	—	—	—	—	—	---
	8/18/2016	---	---	---	762	1,525	2,287	—	—	—	162,522
	8/18/2016	---	---	---	4,705	9,409	14,114	---	---	106.59	162,474
	8/18/2016	—	—	—	—	—	—	—	18,819	106.59	324,938
Robert Gavin		84,375	168,750	337,500	—	—	—	—	—	—	—
		2,955	5,911	8,866	—	—	—	—	—	—	---
	8/18/2016	—	—	—	704	1,407	2,111	---	---	---	150,015
	8/18/2016	—	—	—	4,343	8,685	13,028	---	---	106.59	149,973
	8/18/2016	—	—	—	—	—	—	—	17,371	106.59	299,936
Kevin Gould		82,125	164,250	328,500	—	—	—	—	—	—	—
		2,955	5,911	8,866	—	—	—	—	—	—	---
	8/18/2016	—	—	—	704	1,407	2,111	---	---	---	150,015
	8/18/2016	---	---	---	4,343	8,685	13,028	---	---	106.59	149,973
	8/18/2016	---	---	---	—	—	—	—	17,371	106.59	299,936

(1)

Row 1 for each NEO represents cash bonuses that could have been earned under the Company’s Management Incentive Plan for FY 2017 and would have been paid in FY 2018. The payout under the Company’s Management Incentive Plan for FY 2017 for each participant depended on an individualized ratio of consolidated EBITDA results, consolidated revenue results, and with respect to Messrs. Gavin and Gould, division EBITDA results and division revenue results. On July 28, 2017, the Committee approved the following bonuses: Mr. Kummeth in the amount of $1,053,594, Mr. Hippel in the amount of $356,310, Mr. Eansor in the amount of $256,210, Mr. Gavin in the amount of $226,426, and Mr. Gould in the amount of $129,313. Row 2 for each NEO represents performance-based cash units granted during the fiscal year under the Company’s 2010 Equity Incentive Plan. Such awards vest following the Company’s 2019 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted earnings per share and organic revenue growth goals in FY 2019.

(2)

Represents the number of performance-based equity awards granted to the participant NEOs during the fiscal year under the Company’s 2010 Equity Incentive Plan. For each NEO, Row 3 represents performance-based restricted stock units and Row 4 represents performance-based options, which awards vest following the Company’s 2019 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted earnings per share and organic revenue growth goals in FY 2019.

(3)

For Mr. Kummeth, represents a restricted stock award granted for the fiscal year under the Company’s 2010 Equity Incentive Plan. The risk of forfeiture for the award lapses annually in pro-rata increments over a period of three years, beginning on the first anniversary of the grant date.

(4)

Represents the number of time-based stock options granted to the participant during the fiscal year under the Company’s 2010 Equity Incentive Plan. Such awards vest annually in pro-rata increments over a period of four years, beginning on the first anniversary of the grant date, which is August 18, 2017.

(5)

The fair value of the equity awards is determined pursuant to ASC Topic 718, based on the probable outcome of the performance conditions and excluding the effect of estimated forfeitures. Assumptions used in the calculation of the fair value of the equity awards are described in Note 9 to the Company’s audited financial statements for FY 2017, included in the Company’s Annual Report on Form 10-K.

2017 Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding stock options and restricted stock held by the named executive officers on June 30, 2017.

	Option Awards								Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that have not Vested (#)		Market Value of Shares of Stock that have not Vested ($)	Number of Unearned Shares, Units or Other Rights that have not Vested (#)		Market Value of Unearned Shares that have not Vested ($)
Charles R. Kummeth	65,000	(1)	—		—		$67.46	4/1/2020
	50,000	(2)	—		—		67.46	4/1/2020	—		—	—		—
	66,849	(3)	—		—		94.35	8/12/2021	—		—	—		—
	36,670	(4)	9,646	(4)	—		86.25	4/1/2021	—		—	—		—
	19,879	(5)	59,638	(5)	—		108.49	8/7/2022	7,682	(6)	$902,635	—		—
	—		—		119,275	(7)	108.49	8/7/2022	16,653	(8)	1,956,728	—		---
	—		102,779	(9)	—		106.59	8/18/2023	—		—	17,283	(10)	$2,030,753
	—		—		154,169	(11)	106.59	8/18/2023	—		—	24,979	(12)	2,935,033
James Hippel	17,500	(13)	17,500	(13)	—		94.35	8/12/2021	—		—	—		—
	18,750	(14)	6,250	(14)	—		86.25	4/1/2021	—		—	—		—
	10,000	(15)	—		—		86.25	4/1/2021	—		—	—		—
	6,250	(16)	18,750	(16)	—		108.49	8/7/2022	—		—	3,000	(17)	352,500
	—		—		18,750	(18)	108.49	8/7/2022	—		—	—		—
	—		40,533	(19)	—		106.59	8/18/23	—		—	4,925	(20)	578,688
	—		—		30,400	(21)	106.59	8/18/23	—		—	—		—
David Eansor	7,500	(22)	7,500	(22)	—		94.35	8/12/2021	1,667	(23)	195,873	—		—
	3,125	(24)	9,375	(24)	—		108.49	8/7/2022	—		—	1,500	(25)	176,250
	—		—		3,125	(26)	108.49	8/7/2022	—		—	—		—
	—		18,819	(27)	—		106.59	8/18/2023	—		—	2,287	(28)	268,723
	—		—		14,114	(29)	106.59	8/18/2023	—		—	—		—
Robert Gavin	5,000	(30)	5,000	(30)	—		93.32	7/31/2021	—		—	—		—
	16,667	(31)	—		—		93.32	7/31/2021	—		—	—		—
	2,500	(32)	2,500	(32)	—		90.25	11/30/2021	—		—	—		—
	3,125	(33)	9,375	(33)	—		108.49	8/7/2022	—		—	1,500	(34)	176,250
	—		—		9,375	(35)	108.49	8/7/2022	—		—	—		—
	—		17,371	(36)	—		106.59	8/18/2023	—		—	2,111	(37)	248,043
	—		—		13,028	(38)	106.59	8/18/2023	—		—	—		—
Kevin Gould	3,750	(39)	11,250	(39)	—		97.23	7/9/2022				—		—
	—		—		50,000	(40)	97.23	7/9/2022	1,667	(41)	195,873	—		—
	2,500	(42)	7,500	(42)	—		88.23	1/4/2023	—		—	—		—
	—		17,371	(43)	—		106.59	8/18/2023	—		—	2,111	(44)	248,043
	—		—		13,028	(4)	106.59	8/18/2023	—		—	—		—

(1)	Vested in FY 2017 pursuant to time-based vesting provisions.

(2)	Vested in FY 2014 pursuant to the achievement of certain performance goals.
(3)	Vested in FY 2017 pursuant to the achievement of certain performance goals.
(4)	Vests 5,790 shares on October 1, 2014, 965 shares on the first day of the month for the period beginning November 1, 2014 and ending March 1, 2018, and 961 shares on April 1, 2018.
(5)	Vests 19,879 shares on each of August 7, 2016, August 7, 2017 and August 7, 2018, and 19,880 shares on August 7, 2019.
(6)	Restricted stock risk of forfeiture will lapse for 3,841 shares on each of August 7, 2017 and August 7, 2018.
(7)

Vests in full or in part following the Company’s 2018 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted operating income and organic revenue growth goals in the 2018 fiscal year.

(8)	Restricted stock risk of forfeiture will lapse with respect to 5,551 shares on each of August 18, 2017, August 18, 2018 and August 18, 2019.
(9)	Vests 25,695 shares on each of August 18, 2018 and August 19, 2019 and 25,694 shares on August 18, 2020.
(10)

Restricted stock units vest in full or in part following the Company’s 2018 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted operating income and organic revenue growth goals in the 2018 fiscal year.

(11)	Vests in full or in part on August 18, 2019 if certain performance goals are achieved (or such later date as performance is certified).
(12)

Restricted stock units vest in full or in part following the Company’s 2019 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted operating income and organic revenue growth goals in the 2019 fiscal year.

(13)	Granted August 12, 2014. Vests ratably on the first four anniversaries of the grant date.
(14)	Granted April 1, 2014. Vests ratably on the first four anniversaries of the grant date.
(15)	Vested in FY 2014 pursuant to the achievement of certain performance goals.
(16)	Vests 6,250 shares on each of August 7, 2016, August 7, 2017, August 7, 2018 and August 7, 2019.
(17)

Restricted stock units vest in full or in part following the Company’s 2018 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted operating income and organic revenue growth goals in the 2018 fiscal year.

(18)

Vests in full or in part following the Company’s 2018 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted operating income and organic revenue growth goals in the 2018 fiscal year.

(19)	Granted August 18, 2016. Vests ratably on the first four anniversaries of the grant date.
(20)

Restricted stock units vest in full or in part following the Company’s 2019 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted operating income and organic revenue growth goals in the 2019 fiscal year.

(21)

Vests in full or in part following the Company’s 2019 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted operating income and organic revenue growth goals in the 2019 fiscal year.

(22)	Granted August 12, 2014. Vests ratably on the first four anniversaries of the grant date.
(23)	Restricted stock units vest as to 1,666 shares on July 1, 2017.
(24)	Granted August 7, 2015. Vests ratably on the first four anniversaries of the grant date.
(25)

Vests in full or in part following the Company’s 2018 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted operating income and organic revenue growth goals in the 2018 fiscal year.

(26)

Vests in full or in part following the Company’s 2018 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted operating income and organic revenue growth goals in the 2018 fiscal year.

(27)	Granted August 18, 2016. Vests ratably on the first four anniversaries of the grant date.
(28)

Restricted stock units vest in full or in part following the Company’s 2019 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted operating income and organic revenue growth goals in the 2019 fiscal year.

(29)

Vests in full or in part following the Company’s 2019 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted operating income and organic revenue growth goals in the 2019 fiscal year.

(30)	Granted July 31, 2014. Vests ratably on the first four anniversaries of the grant date.
(31)	Vested in FY 2017 pursuant to discretionary authority of the Board.
(32)	Granted November 30, 2014. Vests ratably on the first four anniversaries of the grant date.
(33)	Granted August 7, 2015. Vests ratably on the first four anniversaries of the grant date.
(34)

Restricted stock units vest in full or in part following the Company’s 2018 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted operating income and organic revenue growth goals in the 2018 fiscal year.

(35)

Vests in full or in part following the Company’s 2018 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted operating income and organic revenue growth goals in the 2018 fiscal year.

(36)	Granted August 18, 2016. Vests ratably on the first four anniversaries of the grant date.
(37)

Restricted stock units vest in full or in part following the Company’s 2019 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted operating income and organic revenue growth goals in the 2019 fiscal year.

(38)

Vests in full or in part following the Company’s 2019 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted operating income and organic revenue growth goals in the 2019 fiscal year.

(39)	Granted July 9, 2015. Vests ratably on the first four anniversaries of the grant date.
(40)	Vests based on achievement of certain revenue targets for the 12 months ending May 31, 2018 related to the Company’s acquisition of Cliniqa.
(41)	Restricted stock units vest as to 833 shares on July 9, 2017 and as to 834 shares on July 9, 2018.
(42)	Granted July 4, 2016. Vests ratably on the first four anniversaries of the grant date.
(43)	Granted August 18, 2016. Vests ratably on the first four anniversaries of the grant date.
(44)

Restricted stock units vest in full or in part following the Company’s 2019 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted operating income and organic revenue growth goals in the 2019 fiscal year.

(45)

Vests in full or in part following the Company’s 2019 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted operating income and organic revenue growth goals in the 2019 fiscal year.

2017 Option Exercises and Stock Vested

The following table shows options exercised by the named executive officers during FY 2017 and each vesting of stock, including restricted stock and restricted stock units during FY 2017 for each of the named executive officers on an aggregated basis. The value realized on exercise is equal to the difference between the market price of the underlying shares at the date of exercise and the exercise price of the options. The value realized on vesting is equal to the market price of the underlying shares at the date of vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Charles Kummeth	—	—	6,391	$691,770
James Hippel	—	—	1,667	169,450
David Eansor	—	—	1,666	186,991
Robert Gavin	—	—	1,667	170,300
Kevin Gould	—	—	833	95,936

Executive Employment Agreements and Change in Control Arrangements

We have entered into employment agreements with our executive officers that outline the compensation and benefits payable to the executives and specify the payments that may be made upon certain termination events. The descriptions below are qualified in their entirety by reference to the agreements themselves, which have been included as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017.

Compensation Arrangements

The employment agreements with our NEOs provide for annual base salaries to be reviewed on at least an annual basis by the Committee, and state that the executives will be eligible to participate in the Company’s Management Incentive Plan. Cash bonuses under the Management Incentive Plan are targeted at a specified percentage of the executive’s base salary, as set by the Committee each year. Executives are also eligible for periodic long-term equity awards as determined by the Committee. The employment agreements provide that incentive compensation is subject to recoupment to the extent required by laws or regulations that are applicable to Bio-Techne.

Benefits

Our executives are entitled to participate in all general Bio-Techne benefit plans to the extent eligible to do so based on age, tenure and title, as well as to receive reimbursement for necessary and reasonable out-of-pocket expenses incurred in connection with performing their employment duties and paid vacation of four weeks per calendar year.

Under the employment agreements with Mr. Kummeth and Mr. Hippel, Bio-Techne provides reimbursement for supplemental life insurance and supplemental short-term and long-term disability insurance in a maximum amount that, when aggregated with coverage provided to them under Bio-Techne’s other benefit plans, is three times the applicable base salary for life insurance and 60% and 70% of applicable base salary for short-term and long-term disability insurance, respectively. The reimbursement amounts provided to Mr. Kummeth and Mr. Hippel also include an additional reasonable gross-up amount to cover taxes incurred by them as a result of such payments.

Potential Severance Events

Non-Change of Control Events

In the event Bio-Techne terminates an executive’s employment without “cause” (as defined in the employment agreements) or in the event an executive resigns for “good reason” (as defined in the employment agreements), the executive would be entitled to severance in the amount of one year of his or her then-current base salary. Any severance payments under the employment agreements are contingent upon the executive executing and complying with a release of claims against the Company.

The employment agreements define “cause” to include: (i) habitual neglect of, or willful or material failure to perform employment duties; (ii) embezzlement or any act of fraud; (iii) commission of acts that can be charged as a felony; (iv) dishonesty in dealing between the executive and Bio-Techne or between the executive and other Bio-Techne employees; (v) use or misuse of any controlled substance or of alcohol in a manner that adversely affects the executive’s job performance or otherwise could reflect negatively on the public image of Bio-Techne; (vi) habitual absenteeism; or (vii) willfully acting in a manner materially adverse to the best interests of Bio-Techne.

The employment agreements define “good reason” to mean: (i) a change in the executive’s reporting responsibilities, titles or offices which diminishes the executive’s responsibility or authority; (ii) a material reduction in executive’s total compensation from that provided in the executive’s employment agreement; (iii) a requirement imposed by Bio-Techne that results in the executive being based at a location that is outside a 50 mile radius of Bio-Techne; or (iv) physical working conditions or requirements that a reasonable person would find intolerable (provided that Bio-Techne has a 30-day right to cure or address such intolerable conditions).

Change of Control Events

If an executive resigns for Good Reason or is terminated upon a “change of control” (as defined in the employment agreement) or within one year thereafter, the executive would be entitled to severance in the amount of two years of his then-current base salary, with respect to Mr. Kummeth, or one year of his or her then-current base salary, with respect to all other NEOs, plus in each case the pro-rated value of any cash incentive compensation earned through the date of separation (based on higher of the target cash incentive compensation amount in either the prior year or the year in which the change of control occurs), the automatic acceleration of any vesting requirements of outstanding equity awards, and the payment of COBRA health insurance premiums for two years, with respect to Mr. Kummeth, or one year, with respect to all other NEOs. Any severance payments under the employment agreements are contingent upon the executive executing and complying with a release of claims against the Company.

For the purpose of the employment agreements, “change of control” generally means: (i) a person, entity or group becomes the owner of more than 50% of the combined voting power of Bio-Techne’s then-outstanding securities (other than in connection with an equity financing or solely as the result of a repurchase of outstanding shares by Bio-Techne); (ii) a merger, consolidation or similar transaction occurs and the shareholders of Bio-Techne immediately prior to the event to not own outstanding voting securities of more than 50% of the combined voting power of the surviving entity following the event; or (iii) a sale, lease or other disposition of substantially all of the total gross value of Bio-Techne’s consolidated assets occurs.

Quantification of Potential Severance Events as of June 30, 2017

For each named executive officer, the estimated amount of potential payments at June 30, 2017, assuming the executive’s employment terminates pursuant to a covered reason, is as follows:

	Cash Severance Upon	Severance Upon Termination Following a Change in Control
Name	Termination Without Cause or Resignation for Good Reason	Cash Severance(1)	Value of Accelerated Equity Awards (2)
Charles R. Kummeth	$898,319	$2,955,144	$15,712,200
James Hippel	478,319	855,314	2,643,379
David Eansor	448,319	714,134	1,342,707
Robert Gavin	391,099	626,391	1,113,908
Kevin Gould	383,687	521,866	2,236,631

(1)

Assumes that the triggering event took place on the last business day of FY 2017, and the payout upon termination is equal to the applicable multiple of base salary plus the actual non-equity incentive plan compensation earned for FY 2017 plus the maximum value of unvested performance-based cash units plus payment of COBRA health insurance premiums for the applicable number of years.

(2)

Assumes that the triggering event took place on the last business day of FY 2017, the price per share of the Company's securities is the closing market price as of that date, and the payout upon termination is equal to the maximum value of unvested equity awards. Represents the sum of the value of accelerated restricted stock and RSUs, calculated by multiplying the number of restricted stock and RSUs by the price per share on June 30, 2017, plus the value of accelerated option shares, calculated by subtracting the aggregate exercise price from the price per share on June 30, 2017 and multiplying the difference by the number of option shares.

Item 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION

Your Board recommends a vote “FOR” support of the Company’s named executive officer compensation.

Consistent with the results of the shareholder advisory vote held at the 2011 Annual Meeting of Shareholders regarding the frequency of “say on pay” votes, the Board has adopted a policy providing for annual say on pay advisory votes. This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and procedures relating to the named executive officers. Our Executive Compensation Committee has described our compensation philosophy in the Compensation Discussion and Analysis contained in this Proxy Statement. Shareholders are urged to read the Compensation Discussion and Analysis, which also discusses how the Company’s compensation policies and procedures implement the Company’s compensation philosophy, as well as the 2017 Summary Compensation Table and other related tables and narrative disclosure that describe the compensation of the Chief Executive Officer, the Chief Financial Officer and the other named executive officers of the Company in FY 2017. The Executive Compensation Committee and the Board believe the policies and procedures articulated in the Compensation Discussion and Analysis are effective in implementing the Company’s compensation philosophy and in achieving its goals and that the compensation of the named executive officers in FY 2017 reflects and supports these compensation policies and procedures.

We ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the 2017 Summary Compensation Table and the other related tables and disclosures.”

This advisory vote on named executive officer compensation, commonly referred to as a say on pay advisory vote, is not binding on the Board. However, the Board and Executive Compensation Committee will take into account the result of the vote when determining future executive compensation arrangements.

Under applicable Minnesota law and the Company’s Second Amended and Restated Bylaws, this proposal requires the affirmative vote of the holders of the greater of: (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

Equity Compensation Plan Information

We currently award stock-based compensation, including stock options and restricted stock, under our Amended and Restated 2010 Equity Incentive Plan. The following table presents information about common stock authorized for issuance under the Amended and Restated 2010 Equity Incentive Plan as of June 30, 2017:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (# in 000’s)	Weighted Avg. Exercise Price of Outstanding Options ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (# in 000’s)
	(A)	(B)	(C)
Equity compensation plans approved by shareholders	2,821	$98.42	620
Equity compensation plans not approved by shareholders	0	N/A	0
Total	2,821	$98.42	620

As of September 1, 2017, there were 76,796 shares available for future grants under the 2010 Equity Incentive Plan, and the closing price per share of our common stock was $122.57 as reported on The NASDAQ Global Select Market.

PRINCIPAL SHAREHOLDERS

The following table provides information concerning the only persons known to the Company to be the beneficial owners of more than 5% of the Company’s outstanding Common Stock as of September 1, 2017.

Name and Address of Beneficial Owner	Amount and Nature of Shares Beneficially Owned	Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,307,286(1)	8.8%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	2,871,552(2)	7.7%
Select Equity Group, L.P. 380 Lafayette Street, 6th Floor New York, New York 10003	2,332,229(3)	6.2%
Brown Capital Management, LLC 1201 N. Calvert Street Baltimore, Maryland 21202	2,291,016(4)	6.1%

(1)

BlackRock, Inc. reported its beneficial ownership on a Schedule 13G/A filed with the SEC on January 19, 2017. The filing indicates that as of December 31, 2016, BlackRock, Inc. had sole voting power over 3,174,686 shares, shared voting power over no shares, sole dispositive power over 3,307,286 shares, and shared dispositive power over no shares.

(2)

The Vanguard Group reported its beneficial ownership on a Schedule 13G/A filed with the SEC on February 10, 2017. The filing indicates that as of December 31, 2016, The Vanguard Group has sole voting power of 21,521 shares, shared voting power over 4,112 shares, sole dispositive power over 2,847,772 shares, and shared dispositive power over 23,780 shares.

(3)

Select Equity Group, LLC reported its beneficial ownership on a Schedule 13G filed with the SEC on February 3, 2017. The filing indicates that as of December 31, 2016, Select Equity Group, LLC has shared voting power and depositing power over 2,332,229 shares of Common Stock.

(4)

Brown Capital Management, LLC reported its beneficial ownership on a Schedule 13G/A filed with the SEC on February 9, 2017. The filing indicates that as of December 31, 2016, Brown Capital Management, LLC has sole voting power of 1,370,829 shares, shared voting power over no shares, sole dispositive power over 2,291,016 and shared dispositive power over no shares.

MANAGEMENT SHAREHOLDINGS

The following table sets forth the number of shares of the Company’s Common Stock beneficially owned as of September 1, 2017, by each executive officer of the Company named in the Summary Compensation Table (the “named executive officers”), by each director and by all directors and current executive officers as a group. Each individual beneficially owns less than one percent of total shares outstanding, plus shares subject to options exercisable by him or her. As a group, executive officers and directors beneficially own 3.4% of total shares outstanding.

Name of Director or Executive Officer	Number of Shares Beneficially Owned (1)
Charles R. Kummeth	359,075	(2)
Robert V. Baumgartner	43,218	(3)
Roger C. Lucas, Ph.D.	18,315	(4)
Randolph C. Steer, M.D., Ph.D.	29,218	(5)
Charles A. Dinarello, M.D.	48,718	(6)
Karen A. Holbrook, Ph.D.	43,218	(7)
John L. Higgins	48,518	(8)
Roeland Nusse, Ph.D.	45,218	(9)
David Eansor	25,607	(10)
Robert Gavin	31,427	(11)
Kevin Gould	15,698	(12)
James Hippel	80,712	(13)
Harold J. Wiens	17,718	(14)
Officers and directors as a group (15 persons)	1,280,265	(15)

(1)

Unless otherwise indicated, the person listed as the beneficial owner has sole voting and sole investment power over outstanding shares. Shares beneficially owned includes shares underlying restricted stock awards that are currently outstanding, shares underlying restricted stock units that are currently outstanding and vested, shares underlying options that are currently outstanding and exercisable and options that are currently outstanding and will become exercisable within 60 days of September 1, 2017. Percentage ownership calculations are based on 37,393,203 shares issued and outstanding on September 1, 2017.

(2)	Includes 70,278 shares held directly, 286,867 shares subject to vested but unexercised stock options, and 1,930 shares subject to stock options that will vest within 60 days of September 1, 2017.
(3)	Includes 6,973 shares held directly, 32,260 shares subject to vested but unexercised stock options, and 3,985 shares subject to stock options that will vest within 60 days of September 1, 2017.

(4)	Includes 2,070 shares held directly, 12,260 shares subject to vested but unexercised stock options, and 3,985 shares subject to stock options that will vest within 60 days of September 1, 2017.
(5)	Includes 2,973 shares held directly, 22,260 shares subject to vested but unexercised stock options, and 3,985 shares subject to stock options that will vest within 60 days of September 1, 2017.
(6)	Includes 7,473 shares held directly, 37,260 shares subject to vested but unexercised stock options, and 3,985 shares subject to stock options that will vest within 60 days of September 1, 2017.
(7)	Includes 1,973 shares held directly,37,260 shares subject to vested but unexercised stock options, and 3,985 shares subject to stock options that will vest within 60 days of September 1, 2017.
(8)	Includes 2,273 shares held directly, 42,260 shares subject to vested but unexercised stock options, and 3,985 shares subject to stock options that will vest within 60 days of September 1, 2017.
(9)	Includes 3,973 shares held directly, 37,260 shares subject to vested but unexercised stock options, and 3,985 shares subject to stock options that will vest within 60 days of September 1, 2017.
(10)	Includes 3,402 shares held directly and 22,205 shares subject to vested but unexercised stock options.
(11)	Includes 1,667 shares held directly and 29,760 shares subject to vested but unexercised stock options.
(12)	Includes 1,355 shares held directly and 14,343 shares subject to vested but unexercised stock options.
(13)	Includes 3,079 shares held directly and 77,633 shares subject to vested but unexercised stock options.
(14)	Includes 3,473 shares held directly, 10,260 shares subject to vested but unexercised stock options, and 3,985 shares subject to stock options that will vest within 60 days of September 1, 2017.
(15)

Includes 407,509 shares held by the Company’s Stock Bonus Plan as to which the Company’s Board of Directors directs the voting, 726,626 shares subject to vested but unexercised stock options and 33,810 shares subject to stock options that will vest within 60 days after September 1, 2017.

Item 4. APPROVE, ON AN ADVISORY BASIS, THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

Your Board recommends a vote of “ONE YEAR” for the frequency of future advisory votes on executive compensation.

The Company is providing shareholders an advisory vote on the frequency with which its shareholders will have the advisory say on pay vote on named executive officer compensation as provided for in Item 3 above. The Company last held a vote on the frequency of say on pay votes at our 2011 Annual Meeting, and our shareholders approved holding such votes with a frequency of one year. We have held a say on pay vote at each Annual Meeting since such vote was held.

Shareholders may recommend that an advisory vote on name executive officer compensation be held annually, every second year, or every third year, or may abstain from making a recommendation. Although the vote on the frequency of future say on pay votes is not binding, the Board greatly values the input of the Company's shareholders and the Executive Compensation Committee will use the result of the vote as an important consideration when determining how frequently future say on pay votes will be held.

As discussed under the caption Executive Compensation, the Company's compensation philosophy is to align the motivation and interests of the executives with the interests of the Company's shareholders. The Board has determined that an annual, or “One Year,” frequency for say on pay votes is the best approach for the Company. The Board believes that annual votes will provide the clearest and most useful feedback from shareholders to the Company and the Executive Compensation Committee in this important area, and will confirm the Company's commitment to frequent and transparent communications with investors.

The Board recommends that shareholders select an annual frequency for conducting shareholder say on pay votes by voting for the “One Year” option on this Item 4. Provided a quorum of at least a majority of the issued and outstanding stock is present (in person or by proxy), the alternative receiving the greatest number of votes relative to the votes cast for the other alternatives will be deemed the alternative recommended by the shareholders.

Item 5. APPROVE AN AMENDMENT AND RESTATEMENT OF THE COMPANY’S AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN.

Your Board recommends a vote “FOR” approval of an amendment and restatement the Company’s Amended and Restated 2010 Equity Incentive Plan, which includes the allocation of 2,648,000 additional shares to the Plan reserve.

The Board of Directors has adopted, subject to shareholder approval, the Second Amended and Restated 2010 Equity Incentive Plan (the “Amended Plan”) to replace the Amended and Restated 2010 Equity Incentive Plan (as currently in effect, the “2010 Equity Incentive Plan”). A copy of the Amended Plan is attached as Appendix A to this Proxy Statement. The following summary of the material terms of the Amended Plan is qualified in its entirety by reference to the full text of the Amended Plan.

Under applicable Minnesota law and the Company’s bylaws, this proposal requires the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

Background

The Executive Compensation Committee believes that equity incentive grants are vital to our Company and our shareholders, as they play an important role in our ability to attract and retain key management, align a significant percentage of our executives’ compensation to her or his performance, as well as ours, and generate in our executives a strategic long-term interest in our performance. As discussed below, the Amended Plan will make an additional 2,648,000 shares available for grant under the 2010 Equity Incentive Plan. In addition, the Amended Plan will make certain additional modifications to the 2010 Equity Incentive Plan to incorporate best practices in plan administration and further protect the interest of our shareholders. The key revisions to the 2010 Equity Incentive Plan incorporated in the Amended Plan include:

•	increasing the number of shares available for issuance under the Equity Incentive 2010 plan by 2,648,000 shares;

•	requiring a one year minimum vesting period for all awards under the 2010 Equity Incentive Plan, subject to certain exceptions; and

•

allowing the Company to withhold from payments to participants in the Amended Plan all amounts necessary to satisfy the participants’ tax obligations, without the current withholding limit based on the minimum statutory withholding.

Other than these changes, the 2010 Equity Incentive Plan will remain unchanged.

Equity Compensation Plan Information

Shares and Awards at Fiscal Year End

We currently award stock-based compensation, including stock options, restricted stock, restricted stock units, and performance cash units, under the 2010 Equity Incentive Plan. The following table presents information about common stock authorized for issuance under the 2010 Equity Incentive Plan as of June 30, 2017:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (# in 000’s)	Weighted Avg. Exercise Price of Outstanding Options ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (# in 000’s)
	(A)	(B)	(C)
Equity compensation plans approved by shareholders	2,821	$98.42	620
Equity compensation plans not approved by shareholders	0	N/A	0
Total	2,821	$98.42	620

Grants of Additional Awards

In August 2017, the Company made its annual award grant to members of management other than its executive officers. A summary of shares outstanding under our 2010 Equity Incentive Plan that incorporates these additional grants is provided below as of August 15, 2017:

Stock options outstanding	3,354,219
Weighted average exercise price	$101.05
Weighted average remaining contractual life	5.35 years
Restricted stock units outstanding	95,017
Shares remaining for grant under the 2010 Equity Incentive Plan	88,296
Common stock outstanding	37,369,394

If the Amended Plan is approved by our shareholders, 2,648,000 additional shares of the Company’s Common Stock will be reserved and available for awards under the Amended Plan, subject to adjustments as may be required or permitted in accordance with the terms of the Amended Plan.

We believe that adding 2,648,000 shares to the pool available for issuance under the Amended Plan will enable us to continue to provide necessary incentives to our employees and directors. In FY 2017, our non-employee directors, NEOs, executive officers and non-officer employees received equity awards with respect to the following aggregate amounts of shares. Director and NEO grants are set forth in more detail in the “Director Compensation” and “Executive Compensation” sections of this Proxy Statement.

	Number of Shares Underlying Options	Number of Shares Underlying RSUs	Number of Shares Underlying Restricted Stock Awards
NEOs:
Charles R. Kummeth	256,948	24,979	16,653
James Hippel	70,933	4,925	—
David Eansor	32,933	2,287	—
Robert Gavin	30,399	2,111	—
Kevin Gould	30,399	2,111	—
All current executive officers as a group	472,278	39,931	—
All director nominees who are not executive officers as a group	31,880	—	7,312
All current employees, including all current officers who are not executive officers, as a group	631,000	—	—

Change to Minimum Vesting Requirement

Under the 2010 Equity Incentive Plan, there is a minimum vesting period of one year for grants of stock options and stock appreciation rights. As revised in the Amended Plan, the one year minimum vesting period would extend to all awards granted under the Amended Plan, including restricted stock awards and restricted stock units. The Amended Plan would continue the exception to this minimum vesting period for awards constituting not more than 5% of the shares reserved under the Amended Plan and would also provide an exception for the vesting of awards in a recapitalization, liquidation, change of control or similar transaction.

Change to Tax Withholding

The 2010 Equity Incentive Plan provides that participants may deliver shares of our common stock received upon the exercise or vesting of awards in order to meet tax withholding obligations, with the fair market value of such shares delivered equal to the minimum statutory withholding requirement. To address changes to accounting rules, the Amended Plan provides that participants will deliver shares with a value equal to the amount of all applicable employment-related taxes.

Shares Available for Awards

The stock to be awarded or optioned under the Amended Plan (the “share authorization”) will consist of authorized but unissued shares of common stock. The maximum aggregate number of shares of common stock reserved and available for awards under the Amended Plan is approximately 2,700,000 shares; provided that all shares of stock reserved and available under the Amended Plan will constitute the maximum aggregate number of shares of stock that may be issued through incentive stock options.

The following shares of common stock will not reduce the share authorization and will continue to be reserved and available for awards granted pursuant to the Amended Plan: (i) all or any portion of an outstanding option or stock appreciation right that is terminated prior to exercise, (ii) all or any portion of any outstanding restricted stock award or restricted stock unit that expires or is forfeited for any reason, or that is terminated prior to the vesting or lapsing of the risks of forfeiture on such award, and (iii) shares of common stock covered by an award to the extent the award is settled in cash; provided, however, that the full number of shares of common stock subject to a stock appreciation right will reduce the share authorization, whether such stock appreciation right is settled in cash or shares of common stock. The following shares shall reduce the share authorization and shall not become available again for issuance under Amended Plan: (a) shares of common stock retained or withheld to satisfy tax withholding obligations on an award, (b) shares of common stock retained or withheld to pay the exercise price of an option or purchase price of an award, (c) shares of common stock subject to a broker-assisted cashless exercise, (d) shares of common stock delivered (either actually or by attestation) to the Company to pay the exercise price of an option or purchase price of an award or to satisfy tax withholding obligations on an award, and (e) shares of common stock repurchased by the Company with the proceeds of an option.

For awards made under the Amended Plan that are intended to qualify as “performance-based” compensation under Section 162(m), no person may be granted options or stock appreciation rights under the Amended Plan for more than 300,000 shares of common stock in any calendar year; no person may be granted restricted stock awards, restricted stock unit awards or performance share awards under the Amended Plan for more than 200,000 shares of common stock in any calendar year; and no person may be granted performance cash awards under the Amended Plan for more than $5,000,000 in any calendar year.

The Executive Compensation Committee, as administrator of the Amended Plan, will adjust the number of shares and share limits described above in the case of a stock dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-off, repurchase or exchange of shares, or other similar corporate transaction where such an adjustment is necessary to prevent dilution or enlargement of the benefits available under the Amended Plan. Any adjustment determination made by the Executive Compensation Committee will be final, binding and conclusive.

Item 6. RATIFICATION OF APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2018

Your Board recommends a vote “FOR” appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2018.

The Audit Committee of the Board has appointed KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2018. KPMG LLP has served as the Company’s independent registered public accounting firm since 2003. Shareholder approval of this appointment is not required, but the Board is submitting the selection of KPMG LLP for ratification in order to obtain the views of its shareholders. If the appointment is not ratified, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating the Company’s independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company’s shareholders. Representatives of KPMG LLP are not expected to be present at the Annual Meeting.

Under applicable Minnesota law and the Company’s bylaws, this proposal requires the affirmative vote of the holders of the greater of: (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

Audit Committee Report

The Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

•	reviewed and discussed the audited financial statements with management;
•	discussed with the Company’s independent registered public accounting firm the material required to be discussed by Statement on Auditing Standards No. 61, as amended;
•

received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence; and

•	discussed with the independent registered public accounting firm the independent public accounting firm’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017 as filed with the SEC.

John L. Higgins (Chair)

Robert V. Baumgartner

Harold Wiens

   Members of the Audit Committee

Independent Registered Public Accountants

KPMG LLP acted as the Company’s independent registered public accounting firm for FY 2017 and 2016. Representatives of KPMG LLP are expected to attend the Annual Meeting and will be available to respond to appropriate questions. The Audit Committee has appointed KPMG LLP its independent registered public accounting firm for FY 2018.

Audit Fees

The following fees were paid or payable to KPMG LLP for the fiscal years ended June 30, 2017 and 2016 (in thousands):

	2017	2016
Audit Fees	$1,704	$1,107
Audit-Related Fees	110	111
Tax Fees	361	448
All Other Fees	0	0

Audit Fees” are for professional services rendered and expenses incurred for the audit of the Company’s annual financial statements and review of financial statements included in our Forms 10-K and 10-Q or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. Audit Fees also included fees incurred for the audit of the effectiveness of internal control over financial reporting.

Audit-Related Fees” are mainly for professional services incurred in connection with acquisition-related procedures and reviews.

Tax Fees” included fees for services provided and expenses incurred in connection with preparation of the Company’s tax returns in the United States and the United Kingdom and inquiries and audits related to such returns. Tax fees for FY 2017 and 2016 include approximately $85,000 and $80,000 for acquisition related tax consulting, respectively.

Pre-Approval Policies and Procedures

Pursuant to its written charter, the Audit Committee of the Company’s Board of Directors is required to pre-approve the audit and non-audit services performed by the Company’s independent registered public accounting firm, provided that (1) the Committee may delegate to one of more of its members the authority to grant pre-approvals subject to such pre-approvals being reported to and reviewed by the full Committee at its next meeting, and (2) pre-approval shall not be required for non-audit services if the aggregate amount of all such non-audit services constitutes not more than 5% of the total amount paid by the Company to its independent accounting firm during the fiscal year in which such non-audit services are provided, such services were not recognized by the Company at the time of engagement to be non-audit services, and such services are promptly brought to the attention of the Committee and approved by the Committee prior to completion of the audit in order to ensure that the provision of such services does not impair the firm’s independence. Annual tax services are reviewed and approved by the Audit Committee prior to the commencement of such services. The Audit Committee has authorized Company officers to engage KPMG LLP in permitted non-audit and tax services that involve less than $25,000 in fees in the aggregate. Such services are reviewed quarterly by the Audit Committee. All of the services rendered by KPMG LLP in FY 2017 and 2016 were pre-approved by the Audit Committee.

ADDITIONAL CORPORATE GOVERNANCE MATTERS

Related Party Transactions

In accordance with the Audit Committee Charter, the Audit Committee reviews and approves all related party transactions involving the Company’s directors and executive officers or their immediate family members to determine whether such transactions meet applicable legal requirements and are appropriately disclosed in the Proxy Statement. The Company has adopted a written policy concerning the review of related party transactions, which provides that, in determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In addition, all directors and executive officers of the Company are subject to the Company’s Code of Ethics and Business Conduct, which requires the directors and executive officers to inform the Company’s legal counsel of any existing or proposed relationship or business transaction that could be, or might appear to be, a conflict of interest. Any reported transactions would be brought to the attention of the Audit Committee for review and disposition. Since the beginning of the last fiscal year, there have been no related party transactions arising or existing requiring disclosure under applicable rules and regulations.

Code of Ethics and Business Conduct and Financial Fraud and Ethics Reporting Hotline

The Company has adopted a Code of Ethics and Business Conduct, which is applicable to all directors, officers and employees of the Company. The Company sponsors a financial fraud and ethics reporting hotline that is available to all employees, operated on a confidential basis by a third party, and supervised by the Chief Compliance Officer, with full powers of investigation by the Audit Committee of the Board. The Code of Ethics and Business Conduct is available on the IR page of our website at http://www.bio-techne.com in the “Investor Relations” section under “Corporate Governance”. We intend to disclose any future amendments to, or waivers for directors and executive officers of, a provision of our Code of Ethics and Business Conduct on our website promptly following the date of such amendments or waivers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10 percent of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors, and greater than 10 percent shareholders (“Insiders”) are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based on a review of the copies of such reports furnished to the Company, during the fiscal year ended June 30, 2016 and during the fiscal year ended June 30, 2017 through the date of this filing, all Section 16(a) filing requirements applicable to Insiders were met with the exception of the following transactions: Robert Baumgartner filed a late Form 4 on September 6, 2016 for an exercise of stock options and the sale of the shares of Common Stock acquired upon such exercise on September 1, 2016; Roger Lucas filed a late Form 4 on October 31, 2016 for a sale of Common Stock pursuant to a Rule 10b5-1 plan on October 19, 2016; Karen Holbrook filed a late Form 4 on May 30, 2017 for an exercise of a stock option and sale of the shares of Common Stock acquired upon exercise on May 25, 2016, and a late Form 4 filed by Roger Lucas on June 1, 2017 for a sale of shares of Common Stock on May 22, 2017.

Shareholder Proposals

In order for a shareholder proposal to be considered for inclusion in the Company’s Proxy Statement and related Proxy for the 2018 Annual Meeting, the written proposal must be received by the Company at its offices by May 18, 2018. The proposal must comply with SEC regulations that govern inclusion of shareholder proposals in Company proxy materials.

The Company’s Second Amended and Restated Bylaws provide that a shareholder may present a proposal or a nominee for director from the floor at the 2018 Annual Meeting, without including such proposal or nominee in the Company’s Proxy Statement, if proper written notice is received by the Company between July 30, 2018 and August 27, 2018. Any such proposal must provide the information required by our Second Amended and Restated Bylaws and comply with applicable laws and regulations. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such shareholder proposal.

All submissions should be directed to the Corporate Secretary of the Company at 614 McKinley Place N.E., Minneapolis, MN 55413.

ADDITIONAL VOTING INFORMATION

The Board is not aware of any matters to be presented at the Annual Meeting, other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxies can vote your shares at the adjournment or postponement as well.

Who can Vote

Your Proxy is solicited by the Board of Directors of Bio-Techne Corporation for use at the Annual Meeting of Shareholders to be held on October 26, 2017, and at any adjournment thereof, for the agenda items set forth in the attached Notice of Annual Meeting. A Notice of Internet Availability of Proxy Materials was mailed to shareholders on or about September 12, 2017. For shareholders who had previously requested hard copies, the Notice of Annual Meeting, Proxy Statement, 2017 Annual Report to Shareholders and proxy card are being mailed on or about September 12, 2017.

You are entitled to vote your shares of Company common stock (“Common Stock”) at the Annual Meeting if our records show that you held your shares as of the record date designated by the Board of Directors, September 1, 2017. At the close of business on September 1, 2017, 37,393,203 shares of Common Stock were issued and outstanding. Such Common Stock is the only outstanding class of stock of the Company. Each share of Common Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. Holders of the Common Stock are not entitled to cumulative voting rights in the election of directors.

Voting Your Proxy

If your Common Stock is held through a broker, bank or other nominee (i.e., held in “street name”), you will receive instructions from such entity that you must follow in order to have your shares voted. If you want to vote in person, you must obtain a legal proxy from your broker, bank or other nominee and bring it to the meeting.

If you hold your shares in your own name, as a holder of record with our transfer agent, American Stock Transfer & Trust Company, you may vote at the Annual Meeting through www.virtualshareholdermeeting.com/TECH17, or you can instruct the proxies to vote your shares by visiting www.proxyvote.com, or, if you received your proxy materials by mail, by completing, signing and dating the enclosed proxy card and returning it promptly in the envelope provided.

Whichever method you select to transmit your voting instructions, the proxies appointed by the Board will vote your shares in accordance with those instructions. If you sign and return a Proxy without specifying voting instructions, the proxies will, subject to the following, vote your shares in accordance with the Board’s recommendations set forth in the Proxy Statement, including in favor of the number and slate of directors proposed by the Nominations and Governance Committee of the Board of Directors and listed herein.

If you are a holder of record, you may revoke your Proxy at any time before the vote is taken at the virtual meeting by sending a written statement to that effect to the Corporate Secretary of the Company, submitting a properly signed proxy card with a later date, or filing a notice of termination of your Proxy and voting at the Annual Meeting through www.virtualshareholdermeeting.com/TECH17. Attendance at the virtual meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If you hold your shares in street name, you must follow the instructions of your broker, bank or other nominee in order to revoke previously-rendered voting instructions.

Voting Standards

You may either vote for, against or abstain on each of the proposals set forth herein, with the exception of Item 4, which will offer the options of “one year,” “two years,” “three years,” and abstain. A quorum is required to transact business at the Annual Meeting. As of the close of business on the record date, the Company had 37,393,203 shares outstanding, meaning that 18,696,602 shares must be present, either by attending virtually or by proxy, to establish a quorum. If a quorum is present, the affirmative vote of a majority of shares present and entitled to vote is required to approve each proposal, provided that, under the Company’s Amended and Restated Articles of Incorporation directors will be elected as follows: (i) if the number of director nominees is equal to (or less than) the number of directors to be elected, directors will be elected by a majority of votes cast, meaning that directors who receive a greater number of “FOR” votes than “AGAINST” votes will be elected; (ii) if the number of director nominees exceeds the number of directors to be elected, directors will be elected by a plurality of voting power of the shares present and entitled to vote. For Item 4, the alternative receiving the greatest number of votes relative to the votes cast for the other alternatives will be deemed the alternative recommended by the shareholders.

If you return a Proxy, but mark “ABSTAIN” with respect to a matter, then your shares will be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have voted in favor of such matter. Abstentions, therefore, as to any proposal, other than election of directors, will have the same effect as votes against such proposal. If a shareholder abstains from voting for a particular director nominee, such abstention will not count as an affirmative vote “FOR” or “AGAINST” such nominee and will have no effect.

If you hold your shares in street name and do not submit voting instructions to your broker, bank or other nominee, your broker bank or other nominee will not be permitted to vote your shares in their discretion on any proposal other than the proposal to ratify the independent registered public accounting firm. If a broker returns a “non-vote” Proxy, indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum, but shall not be deemed to be votes “FOR,” “AGAINST,” or “ABSTAIN” with regard to any matter and will be reported as “broker non-votes.” For purposes of electing directors, a non-vote will not be counted as a vote “FOR” or “AGAINST” the directors.

Cost of Proxy Solicitation

The cost of soliciting Proxies, including preparing, assembling and mailing the Proxies and soliciting material will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit Proxies personally or by telephone.

Participation in the Annual Meeting

The Annual Meeting will be virtual only, meaning that it will be conducted via live webcast. You are entitled to participate in the Annual Meeting only if you were a Bio-Techne shareholder or joint holder as of the close of business on September 1, 2017, or if you hold a valid proxy for the 2017 Annual Meeting. If you attend the meeting via the webcast, you will be able to submit questions during the meeting. To submit questions and to otherwise participate in the Annual Meeting, you will need the 16-digit control number included in your Notice Regarding Availability of Proxy Materials we mailed to you and on the proxy card (if you requested one be sent to you). If you do not have your control number at the time of the meeting, you will still be able to attend virtually, but you will not be able to vote or submit questions.

The meeting webcast will begin promptly at 12:00 p.m. Central Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 11:30 a.m. Central Time, and you should allow ample time for the check-in procedures. During the 30 minutes prior to the meeting start time, if you have entered your 16-digit control number, you may vote your shares, submit questions in advance and access copies of our proxy statement and annual report.

Householding

The SEC has adopted rules that permit brokers, banks and other nominees to satisfy the delivery requirements for proxy statements and annual reports, with respect to two or more shareholders sharing the same address and who do not participate in electronic delivery of proxy materials, by delivering a single copy of such documents addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

Brokers, banks and other nominees may be “householding” Bio-Techne Corporation proxy materials. This means that only one copy of proxy materials may have been sent to multiple shareholders in a household. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and annual report from the other shareholder(s) sharing your address, please: (i) notify your broker, bank or other nominee, (ii) direct your written request to the Corporate Secretary, Bio-Techne Corporation, 614 McKinley Place N.E., Minneapolis, MN 55413 or (iii) contact the Corporate Secretary at (612) 379-8854. The Company will undertake to deliver promptly, upon any such oral or written request, a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of these documents was delivered. Shareholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should notify their broker, bank or other nominee, or contact Investor Relations at the above address or phone number.

Annual Report

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended June 30, 2017, including consolidated financial statements, accompanies this Notice of Annual Meeting and Proxy Statement. No portion of the Annual Report is incorporated herein or is to be considered proxy-soliciting material.

THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2017, TO ANY SHAREHOLDER OF THE COMPANY UPON WRITTEN REQUEST. REQUESTS SHOULD BE SENT TO CORPORATE SECRETARY, BIO-TECHNE CORPORATION, 614 MCKINLEY PLACE N.E., MINNEAPOLIS, MINNESOTA 55413.

Incorporation by Reference

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Exchange Act, the sections of this Proxy Statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) and “Executive Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

Dated:	September 12, 2017
Minneapolis, Minnesota

Appendix A

BIO-TECHNE CORPORATION
SECOND AMENDED AND RESTATED
2010 EQUITY INCENTIVE PLAN

SECTION 1.
DEFINITIONS

As used herein, the following terms shall have the meanings indicated below:

(a) “Administrator” shall mean the Board of Directors of the Company, or one or more Committees appointed by the Board of Directors, as the case may be.

(b) “Affiliate(s)” shall mean a Parent or Subsidiary of the Company.

(c) “Agreement” shall mean the written agreement entered into by the Participant and the Company evidencing the grant of an Award. Each Agreement shall be in such form as may be approved from time to time by the Administrator and may vary from Participant to Participant.

(d) “Annual Award Limit” or “Annual Award Limits” shall have the meaning set forth in Section 6(d) of the Plan.

(e) “Award” shall mean any grant pursuant to the Plan of an Incentive Stock Option, Nonqualified Stock Option, Restricted Stock Award, Restricted Stock Unit, Performance Award or Stock Appreciation Right.

(f) “Change of Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the events in subsections (i) through (iv) below. For purposes of this definition, a person, entity or group shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person, entity or group directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares Voting Power, which includes the power to vote or to direct the voting, with respect to such securities.

(i) Any person, entity or group becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined Voting Power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other person, entity or group from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any person, entity or group (the “Subject Person”) exceeds the designated percentage threshold of the Voting Power as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change of Control shall be deemed to occur;

(ii) There is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding Voting Power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding Voting Power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) There is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the total gross value of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the total gross value of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined Voting Power of the voting securities of which are Owned by shareholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition (for purposes of this Section 1(f)(iii), “gross value” means the value of the assets of the Company or the value of the assets being disposed of, as the case may be, determined without regard to any liabilities associated with such assets); or

(iv) Individuals who, at the beginning of any consecutive twelve-month period, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board at any time during that consecutive twelve-month period; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of the Plan, be considered as a member of the Incumbent Board.

For the avoidance of doubt, the term “Change of Control” shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company. To the extent required, the determination of whether a Change of Control has occurred shall be made in accordance with Code Section 409A and the regulations, notices and other guidance of general applicability issued thereunder.

(g) “Close of Business” of a specified day shall mean 5:00 p.m., Central Time, without regard to whether such day is a Saturday, Sunday, bank holiday, or other day on which no business is conducted.

(h) “Committee” shall mean a Committee of two or more Directors who shall be appointed by and serve at the pleasure of the Board. To the extent necessary for compliance with Rule 16b-3, each of the members of the Committee shall be a “non-employee director.” Solely for purposes of this Section 1(h), “non-employee director” shall have the same meaning as set forth in Rule 16b-3. Further, to the extent necessary for compliance with the limitations set forth in Code Section 162(m), each of the members of the Committee shall be an “outside director” within the meaning of Code Section 162(m) and the regulations issued thereunder.

(i) “Common Stock” shall mean the common stock of the Company (subject to adjustment as provided in Section 15 of the Plan).

(j) The “Company” shall mean Bio-Techne Corporation, a Minnesota corporation.

(k) “Consultant” shall mean any person, including an advisor, who is engaged by the Company or any Affiliate to render consulting or advisory services and is compensated for such services; provided, however, that no person shall be considered a Consultant for purposes of the Plan unless such Consultant is a natural person, renders bona fide services to the Company or any Affiliate, and such services are not in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities. For purposes of the Plan, “Consultant” shall also include a director of an Affiliate who is compensated for services as a director.

(l) “Covered Employee” shall mean any key salaried Employee who is or may become a “Covered Employee,” as defined in Code Section 162(m), and who is designated, either as an individual Employee or class of Employees, by the Administrator within the shorter of (i) ninety (90) days after the beginning of the Performance Period, or (ii) the date on which twenty-five percent (25%) of the Performance Period has elapsed, as a “Covered Employee” under the Plan for such applicable Performance Period.

(m) “Director” shall mean a member of the Board of Directors of the Company.

(n) “Effective Date” shall mean the date the Board of Directors of the Company approves the amendment and restatement of the Bio-Techne Corporation 2010 Equity Incentive Plan.

(o) “Employee” shall mean a common law employee of the Company or any Affiliate, including “officers” as defined by Section 16 of the Exchange Act; provided, however, that service solely as a Director or Consultant, regardless of whether a fee is paid for such service, shall not cause a person to be an Employee for purposes of the Plan.

(p) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(q) “Fair Market Value” of specified stock as of any date shall mean (i) if such stock is listed on the Nasdaq Global Select Market, Nasdaq Global Market, Nasdaq Capital Market or an established stock exchange, the price of such stock at the close of the regular trading session of such market or exchange on such date, as reported by The Wall Street Journal or a comparable reporting service, or, if no sale of such stock shall have occurred on such date, on the next preceding date on which there was a sale of stock; (ii) if such stock is not so listed on the Nasdaq Global Select Market, Nasdaq Global Market, Nasdaq Capital Market, or an established stock exchange, the average of the closing “bid” and “asked” prices quoted by the OTC Bulletin Board, the National Quotation Bureau, or any comparable reporting service on such date or, if there are no quoted “bid” and “asked” prices on such date, on the next preceding date for which there are such quotes; or (iii) if such stock is not publicly traded as of such date, the per share value as determined by the Board or the Committee in its sole discretion by applying principles of valuation with respect to Common Stock.

(r) “Full Value Award” shall mean an Award that is settled by the issuance of shares of Common Stock, other than in the form of an Option or Stock Appreciation Right.

(s) “Incentive Stock Option” shall mean an Option granted pursuant to Section 9 of the Plan that is intended to satisfy the provisions of Code Section 422, or any successor provision.

(t) “Insider” shall mean an individual who is, on the relevant date, an officer or Director of the Company, or an individual who beneficially owns more than ten percent (10%) of any class of equity securities of the Company that is registered under Section 12 of the Exchange Act, as determined by the Board of Directors in accordance with Section 16 of the Exchange Act.

(u) The “Internal Revenue Code” or “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. References to sections of the Code are intended to include applicable treasury regulations and successor statutes and regulations.

(v) “Option” shall mean an Incentive Stock Option or Nonqualified Stock Option granted pursuant to the Plan.

(w) “Nonqualified Stock Option” shall mean an Option granted pursuant to Section 10 of the Plan or an Option (or portion thereof) that does not qualify as an Incentive Stock Option.

(x) “Parent” shall mean any parent corporation of the Company within the meaning of Code Section 424(e), or any successor provision.

(y) “Participant” shall mean an Employee to whom an Incentive Stock Option has been granted or an Employee, a Director, or a Consultant to whom a Nonqualified Stock Option, Restricted Stock Award, Restricted Stock Unit, Performance Award or Stock Appreciation Right has been granted.

(z) “Performance Award” shall mean any Performance Share or Performance Unit Award granted pursuant to Section 13 of the Plan.

(aa) “Performance-Based Compensation” shall mean compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in the Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

(bb) “Performance Objective(s)” shall mean one or more performance objectives set forth in Section 7 and established by the Administrator, in its sole discretion, for Awards granted under the Plan, including Performance Awards to Covered Employees that are intended to qualify as Performance-Based Compensation.

(cc) “Performance Period” shall mean the period, established at the time any Award is granted or at any time thereafter, during which any Performance Objectives specified by the Administrator with respect to such Award are to be measured; provided, however, that in no event shall the performance period be less than one (1) year.

(dd) “Performance Share” shall mean any grant pursuant to Section 13 hereof of an Award, which value, if any, shall be paid to a Participant by delivery of shares of Common Stock of the Company upon achievement of such Performance Objectives during the Performance Period as the Administrator shall establish at the time of such grant or thereafter.

(ee) “Performance Unit” shall mean any grant pursuant to Section 13 hereof of an Award, which value, if any, shall be paid to a Participant by delivery of cash upon achievement of such Performance Objectives during the Performance Period as the Administrator shall establish at the time of such grant or thereafter.

(ff) “Plan” means the Bio-Techne Corporation Second Amended and Restated 2010 Equity Incentive Plan, as amended hereafter from time to time, including the form of Agreements as they may be modified by the Administrator from time to time.

(gg) “Restricted Stock Award” shall mean any grant of restricted shares of Common Stock pursuant to Section 11 of the Plan.

(hh) “Restricted Stock Unit” shall mean any grant of any restricted stock units pursuant to Section 12 of the Plan.

(ii) “Rule 16b-3” shall mean Rule 16b-3, or any successor provision, as then in effect, of the General Rules and Regulations under the Exchange Act.

(jj) “Stock Appreciation Right” shall mean a grant pursuant to Section 14 of the Plan.

(kk) A “Subsidiary” shall mean any subsidiary corporation of the Company within the meaning of Code Section 424(f), or any successor provision.

(ll) “Voting Power” shall mean any and all classes of securities issued by the applicable entity which are entitled to vote in the election of directors of the applicable entity.

SECTION 2.
PURPOSE

The purpose of the Plan is to promote the success of the Company and its Affiliates by facilitating the employment and retention of competent personnel and by furnishing incentives to those Employees, Directors, and Consultants upon whose efforts the success of the Company and its Affiliates will depend to a large degree. It is the intention of the Company to carry out the Plan through the granting of Incentive Stock Options, Nonqualified Stock Options, Restricted Stock Awards, Restricted Stock Units, Performance Awards and Stock Appreciation Rights.

SECTION 3.
EFFECTIVE DATE AND DURATION OF PLAN

The Plan shall be effective on the Effective Date; provided, however, that adoption of the Plan shall be and is expressly subject to the condition of approval by the shareholders of the Company within twelve (12) months before or after the Effective Date. Although Awards may be granted prior to the date the amendment and restatement of the Plan is approved by the shareholders of the Company, any Incentive Stock Options granted after the Effective Date but before the date of such shareholder approval shall be treated as Nonqualified Stock Options if shareholder approval is not obtained within such twelve-month period.

The Administrator may grant Awards pursuant to the Plan from time to time until the Administrator discontinues or terminates the Plan; provided, however, that in no event may Incentive Stock Options be granted pursuant to the Plan after the earlier of (i) the date the Administrator discontinues or terminates the Plan, or (ii) the Close of Business on the day immediately preceding the tenth anniversary of the Effective Date.

SECTION 4.
ADMINISTRATION

(a) Administration by the Board of Directors or Committee(s). The Plan shall be administered by the Board of Directors of the Company (hereinafter referred to as the “Board”); provided, however, that the Board may delegate some or all of the administration of the Plan to a Committee or Committees. The Board and any Committee appointed by the Board to administer the Plan are collectively referred to in the Plan as the “Administrator.”

(b) Delegation by Administrator. The Administrator may delegate to one or more Committees and/or sub-Committees, or to one or more officers of the Company and/or its Affiliates, or to one or more agents and/or advisors, such administrative duties or powers as it may deem advisable. The Administrator or any Committees or individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility of the Administrator or such Committees or individuals may have under the Plan. The Administrator may, by resolution, authorize one or more directors who are also officers of the Company to do one or both of the following on the same basis as can the Administrator: (i) designate Employees to be recipients of Awards and (ii) determine the size of any such Awards; provided, however, (x) the Administrator shall not delegate such responsibilities to any such officer for Awards granted to an Employee who is considered an Insider or a Covered Employee; (y) the resolution providing such authorization sets forth the total number of Awards such officer(s) may grant; and (z) the officer(s) shall report periodically to the Administrator regarding the nature and scope of the Awards granted pursuant to the authority delegated.

(c) Powers of Administrator. Except as otherwise provided herein, the Administrator shall have all of the powers vested in it under the provisions of the Plan, including but not limited to exclusive authority to determine, in its sole discretion, whether an Award shall be granted; the individuals to whom, and the time or times at which, Awards shall be granted; the number of shares subject to each Award; the exercise price of Options granted hereunder; and the performance criteria, if any, and any other terms and conditions of each Award. The Administrator shall have full power and authority to administer and interpret the Plan, to make and amend rules, regulations and guidelines for administering the Plan, to prescribe the form and conditions of the respective Agreements evidencing each Award (which may vary from Participant to Participant), to amend or revise Agreements evidencing any Award (to the extent the amended terms would be permitted by the Plan and provided that no such revision or amendment, except as is authorized in Section 15, shall impair the terms and conditions of any Award which is outstanding on the date of such revision or amendment to the material detriment of the Participant in the absence of the consent of the Participant), and to make all other determinations necessary or advisable for the administration of the Plan (including to correct any defect, omission or inconsistency in the Plan or any Agreement, to the extent permitted by law and the Plan). The Administrator’s interpretation of the Plan, and all actions taken and determinations made by the Administrator pursuant to the power vested in it hereunder, shall be conclusive and binding on all parties concerned.

(d) Limitation on Liability; Actions of Committees. No member of the Board or a Committee shall be liable for any action taken or determination made in good faith in connection with the administration of the Plan. In the event the Board appoints a Committee as provided hereunder, or the Administrator delegates any of its duties to another Committee or sub-Committee, any action of such Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote of the Committee members or pursuant to the written resolution of all Committee members.

SECTION 5.
PARTICIPANTS

The Administrator may grant Awards under the Plan to any Employee, Director, or Consultant; provided, however, that only Employees are eligible to receive Incentive Stock Options. In designating Participants, the Administrator shall also determine the number of shares or cash units to be optioned or awarded to each such Participant and any Performance Objectives applicable to Awards. The Administrator may from time to time designate individuals as being ineligible to participate in the Plan. The power of the Administrator under this Section 5 shall be exercised from time to time in the sole discretion of the Administrator and without approval by the shareholders.

SECTION 6.
STOCK

(a) Number of Shares Reserved. The stock to be awarded or optioned under the Plan (the “Share Authorization”) shall consist of authorized but unissued shares of Common Stock. Subject to Section 15 of the Plan, the maximum aggregate number of shares of Common Stock reserved and available for Awards under the Plan is 2,768,296 shares of Stock; provided, that all shares of Stock reserved and available under the Plan shall constitute the maximum aggregate number of shares of Stock that may be issued through Incentive Stock Options.

(b) Share Usage. The following shares of Common Stock shall not reduce the Share Authorization and shall continue to be reserved and available for Awards granted pursuant to the Plan: (i) all or any portion of an outstanding Option or Stock Appreciation Right that is terminated prior to exercise, (ii) all or any portion of any outstanding Restricted Stock Award or Restricted Stock Unit that expires or is forfeited for any reason, or that is terminated prior to the vesting or lapsing of the risks of forfeiture on such Award, and (iii) shares of Common Stock covered by an Award to the extent the Award is settled in cash; provided, however, that the full number of shares of Common Stock subject to a Stock Appreciation Right shall reduce the Share Authorization, whether such Stock Appreciation Right is settled in cash or shares of Common Stock. The following shares shall reduce the Share Authorization and shall not become available again for issuance under the Plan: (a) shares of Common Stock retained or withheld to satisfy tax withholding obligations on an Award, (b) shares of Common Stock retained or withheld to pay the exercise price of an Option or purchase price of an Award, (c) shares of Common Stock subject to a broker-assisted cashless exercise, (d) shares of Common Stock delivered (either actually or by attestation) to the Company to pay the exercise price of an Option or purchase price of an Award or to satisfy tax withholding obligations on an Award, and (e) shares of Common Stock repurchased by the Company with the proceeds of an Option.

(c) Annual Award Limits. Unless and until the Administrator determines that an Award to a Covered Employee shall not be Performance-Based Compensation, the following limits (each, an “Annual Award Limit,” and collectively, “Annual Award Limits”) shall apply to grants of such Awards under the Plan:

(i) Options and Stock Appreciation Rights. The maximum number of shares of Common Stock subject to Options granted and shares of Common Stock subject to Stock Appreciation Rights granted in any one calendar year to any one Participant shall be, in the aggregate, three hundred thousand (300,000) shares, subject to adjustment as provided in Section 15.

(ii) Restricted Stock Awards and Restricted Stock Units. The maximum grant with respect Restricted Stock Awards and Restricted Stock Units in any one calendar year to any one Participant shall be, in the aggregate, two hundred thousand (200,000) shares, subject to adjustment as provided in Section 15.

(iii) Performance Awards. To the extent payable in or measured by the value of shares of Stock, in no event shall a Participant be granted Performance Awards during any fiscal year of the Company covering in the aggregate more than two hundred thousand (200,000) shares, subject to adjustment as provided in Section 15. To the extent payable in cash, in no event shall a Participant be granted Performance Awards during any fiscal year of the Company covering in the aggregate more than five million dollars ($5,000,000).

SECTION 7.
PERFORMANCE OBJECTIVES

(a) Performance Objectives. For any Awards to Covered Employees that are intended to qualify as “Performance-Based Compensation” under Code Section 162(m), the Performance Objectives shall be limited to any one, or a combination of, (i) revenue or net sales, (ii) operating income, (iii) net income (before or after taxes), (iv) earnings per share, (v) earnings before or after taxes, interest, depreciation, amortization and/or stock compensation expense, (vi) gross profit margin, (vii) return measures (including, but not limited to, return on invested capital, assets, capital, equity, sales), (viii) increase in revenue or net sales, (ix) operating expense ratios, (x) operating expense targets, (xi) productivity ratios, (xii) gross or operating margins, (xiii) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment), (xiv) working capital targets, (xv) capital expenditures, (xvi) share price (including, but not limited to, growth measures and total shareholder return), (xvii) appreciation in the fair market value or book value of the Common Stock, (xviii) debt to equity ratio or debt levels, (xix) market share, in all cases including, if selected by the Administrator, threshold, target and maximum levels, and (xx) operational targets including without limitation milestones in clinical trials, research and development, regulatory approvals, new product commercialization and new market expansion.

Any Performance Objective may be used to measure the performance of the Company and/or Affiliate, as a whole or with respect to any business unit, or any combination thereof as the Administrator may deem appropriate, or any of the specified Performance Objectives as compared to the performance of a group of competitor companies, or published or special index that the Administrator, in its sole discretion, deems appropriate. The Administrator also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Objectives; provided, however, that such authority shall be subject to Code Section 162(m) with respect to Awards intended to qualify as Performance-Based Compensation.

(b) Evaluation of Performance Objectives. The Administrator may provide in any Award based on Performance Objectives that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary nonrecurring items as described in FASB Accounting Standards Codification 225-20—Extraordinary and Unusual Items and/or in Management's Discussion and Analysis of financial condition and results of operations appearing in the Company's annual report to shareholders for the applicable year, (vi) acquisitions or divestitures, and (vii) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

(c) Adjustment of Performance-Based Compensation. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Administrator shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Administrator determines.

(d) Administrator Discretion. In the event that applicable tax and/or securities laws change to permit Administrator discretion to alter the governing Performance Objectives without obtaining shareholder approval of such changes, the Administrator shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Administrator determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Administrator may make such grants without satisfying the requirements of Code Section 162(m) and, in such case, may apply performance objectives other than those set forth in this Section 7.

SECTION 8.
PAYMENT OF OPTION EXERCISE PRICE

Upon the exercise of an Option, Participants may pay the exercise price of an Option (i) in cash, or with a personal check, certified check, or other cash equivalent, (ii) by the surrender by the Participant to the Company of previously acquired unencumbered shares of Common Stock (through physical delivery or attestation), (iii) through the withholding of shares of Common Stock from the number of shares otherwise issuable upon the exercise of the Option (e.g., a net share settlement), (iv) through broker-assisted cashless exercise if such exercise complies with applicable securities laws and any insider trading policy of the Company, (v) such other form of payment as may be authorized by the Administrator, or (vi) by a combination thereof. In the event the Participant elects to pay the exercise price, in whole or in part, with previously acquired shares of Common Stock or through a net share settlement, the then-current Fair Market Value of the stock delivered or withheld shall equal the total exercise price for the shares being purchased in such manner.

The Administrator may, in its sole discretion, limit the forms of payment available to the Participant and may exercise such discretion any time prior to the termination of the Option granted to the Participant or upon any exercise of the Option by the Participant. “Previously acquired shares of Common Stock” means shares of Common Stock which the Participant owns on the date of exercise (or for the period of time, if any, as may be required by generally accepted accounting principles applicable to the Company).

With respect to payment in the form of Common Stock, the Administrator may require advance approval or adopt such rules as it deems necessary to assure compliance with Rule 16b-3, if applicable.

SECTION 9.
TERMS AND CONDITIONS OF INCENTIVE STOCK OPTIONS

Each Incentive Stock Option shall be evidenced by an Incentive Stock Option Agreement, which shall comply with and be subject to the following terms and conditions:

(a) Number of Shares and Exercise Price. The Incentive Stock Option Agreement shall state the total number of shares covered by the Incentive Stock Option. Except as permitted by Code Section 424(a), or any successor provision, the exercise price per share shall not be less than one hundred percent (100%) of the per share Fair Market Value of the Common Stock on the date the Administrator grants the Incentive Stock Option; provided, however, that if a Participant owns stock possessing more than ten percent (10%) of the total combined Voting Power of all classes of stock of the Company or of its Parent or any Subsidiary, the exercise price per share of an Incentive Stock Option granted to such Participant shall not be less than one hundred ten percent (110%) of the per share Fair Market Value of Common Stock on the date of the grant of the Incentive Stock Option. The Administrator shall have full authority and discretion in establishing the exercise price and shall be fully protected in so doing.

(b) Exercisability and Term. The Incentive Stock Option Agreement shall state when the Incentive Stock Option becomes exercisable (i.e. “vests”), and, if applicable in the Administrator’s discretion, shall describe the Performance Objectives and Performance Period upon which vesting is based, the manner in which performance shall be measured and the extent to which partial achievement of the Performance Objectives may result in vesting of the Option. The Participant may exercise the Incentive Stock Option, in full or in part, upon or after the vesting date of such Option (or portion thereof). Notwithstanding anything in the Plan or the Agreement to the contrary, the Participant may not exercise an Incentive Stock Option after the maximum term of such Option, as such term is specified in the Incentive Stock Option Agreement. Except as permitted by Code Section 424(a), in no event shall any Incentive Stock Option be exercisable during a term of more than ten (10) years after the date on which it is granted; provided, however, that if a Participant owns stock possessing more than ten percent (10%) of the total combined Voting Power of all classes of stock of the Company or of its Parent or any Subsidiary, the Incentive Stock Option granted to such Participant shall be exercisable during a term of not more than five (5) years after the date on which it is granted. The Administrator may modify or accelerate the exercisability of any Incentive Stock Option granted hereunder which is not immediately exercisable as of the date of grant.

Notwithstanding the foregoing, Incentive Stock Options granted under the Plan shall not vest and become exercisable less than one (1) year from the date of grant; provided, however, that these vesting restrictions shall not apply to Incentive Stock Options that, when combined with all other Awards granted under the Plan without such minimum vesting restrictions, are granted for a total number of shares that is less than five percent (5%) of the maximum aggregate number of shares of Common Stock specified in Section 6(a); and provided, further, that these vesting restrictions shall not apply to Incentive Stock Options that become vested and exercisable pursuant to Section 15.

(c) No Rights as Shareholder. A Participant (or the Participant’s successors) shall have no rights as a shareholder with respect to any shares covered by an Incentive Stock Option until the date of the issuance of the Common Stock subject to such Award upon exercise, as evidenced by a stock certificate or as reflected in the books and records of the Company or its designated agent (i.e., a “book entry”). No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such shares are actually issued (as evidenced in either certificated or book entry form).

(d) Withholding. The Company or its Affiliate shall be entitled to withhold and deduct from any future payments to the Participant all amounts necessary to satisfy any and all withholding and employment-related taxes attributable to the Participant’s exercise of an Incentive Stock Option or a “disqualifying disposition” of shares acquired through the exercise of an Incentive Stock Option as defined in Code Section 421(b), to require the Participant to remit an amount sufficient to satisfy such withholding requirements, or to require any combination thereof. In the event the Participant is required under the Incentive Stock Option Agreement to pay the Company, or make arrangements satisfactory to the Company respecting payment of, such withholding and employment-related taxes, the Administrator may, in its sole discretion, require the Participant to satisfy such obligation, in whole or in part, by delivering shares of Common Stock or by electing to have the Company withhold shares of Common Stock otherwise issuable to the Participant as a result of the exercise of the Incentive Stock Option. Such shares shall have a Fair Market Value equal to such tax withholding, including payroll taxes, applicable to the supplemental income resulting from such exercise or disqualifying disposition. The Participant’s delivery of shares or the withholding of shares for this purpose shall occur on or before the later of (i) the date the Incentive Stock Option is exercised or the date of the disqualifying disposition, as the case may be, or (ii) the date that the amount of tax to be withheld is determined under applicable tax law.

(e) Vesting Limitation. Notwithstanding any other provision of the Plan, the aggregate Fair Market Value (determined as of the date an Incentive Stock Option is granted) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under the Plan and any other “incentive stock option” plans of the Company or any Affiliate) shall not exceed $100,000 (or such other amount as may be prescribed by the Code from time to time); provided, however, that if the exercisability or vesting of an Incentive Stock Option is accelerated as permitted under the provisions of the Plan and such acceleration would result in a violation of the limit imposed by this Section 9(e), such acceleration shall be of full force and effect but the number of shares of Common Stock that exceed such limit shall be treated as having been granted pursuant to a Nonqualified Stock Option; and provided, further, that the limits imposed by this Section 9(e) shall be applied to all outstanding Incentive Stock Options under the Plan and any other “incentive stock option” plans of the Company or any Affiliate in chronological order according to the dates of grant.

(f) Other Provisions. The Incentive Stock Option Agreement authorized under this Section 9 shall contain such other provisions as the Administrator shall deem advisable. Any such Incentive Stock Option Agreement shall contain such limitations and restrictions upon the exercise of the Incentive Stock Option as shall be necessary to ensure that such Incentive Stock Option will be considered an “incentive stock option” as defined in Code Section 422 or to conform to any change therein.

SECTION 10.
TERMS AND CONDITIONS OF NONQUALIFIED STOCK OPTIONS

Each Nonqualified Stock Option shall be evidenced by a Nonqualified Stock Option Agreement, which shall comply with and be subject to the following terms and conditions:

(a) Number of Shares and Exercise Price. The Nonqualified Stock Option Agreement shall state the total number of shares covered by the Nonqualified Stock Option. The exercise price per share shall be equal to one hundred percent (100%) of the per share Fair Market Value of the Common Stock on the date of grant of the Nonqualified Stock Option, or such higher price as the Administrator determines.

(b) Exercisability and Term. The Nonqualified Stock Option Agreement shall state when the Nonqualified Stock Option becomes exercisable (i.e. “vests”) and, if applicable in the Administrator’s discretion, shall describe the Performance Objectives and Performance Period upon which vesting is based, the manner in which performance shall be measured and the extent to which partial achievement of the Performance Objectives may result in vesting of the Option. The Participant may exercise the Nonqualified Stock Option, in full or in part, upon or after the vesting date of such Option (or portion thereof); provided, however, that the Participant may not exercise a Nonqualified Stock Option after the maximum term of such Option, as such term is specified in the Nonqualified Stock Option Agreement. Unless otherwise determined by the Administrator and specified in the Agreement governing the Award, no Nonqualified Stock Option shall be exercisable during a term of more than ten (10) years after the date on which it is granted. The Administrator may modfiy or accelerate the exercisability of any Nonqualified Stock Option granted hereunder which is not immediately exercisable as of the date of grant.

Notwithstanding the foregoing, Nonqualified Stock Options granted under the Plan shall not vest and become exercisable less than one (1) year from the date of grant; provided, however, that these vesting restrictions shall not apply to Nonqualified Stock Options that, when combined with all other Awards granted under the Plan without such minimum vesting restrictions, are granted for a total number of shares that is less than five percent (5%) of the maximum aggregate number of shares of Common Stock specified in Section 6(a); and provided, further, that these vesting restrictions shall not apply to Nonqualified Stock Options that become vested and exercisable pursuant to Section 15.

(c) No Rights as Shareholder. A Participant (or the Participant’s successors) shall have no rights as a shareholder with respect to any shares covered by a Nonqualified Stock Option until the date of the issuance of the Common Stock subject to such Award upon exercise, as evidenced by a stock certificate or as reflected in the books and records of the Company or its designated agent (i.e., a “book entry”). No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such shares are actually issued (as evidenced in either certificated or book entry form).

(d) Withholding. The Company or its Affiliate shall be entitled to withhold and deduct from any future payments to the Participant all amounts necessary to satisfy any and all withholding and employment-related taxes attributable to the Participant’s exercise of a Nonqualified Stock Option, to require the Participant to remit an amount sufficient to satisfy such withholding requirements, or to require any combination thereof. In the event the Participant is required under the Nonqualified Stock Option Agreement to pay the Company, or make arrangements satisfactory to the Company respecting payment of, such withholding and employment-related taxes, the Administrator may, in its sole discretion, require the Participant to satisfy such obligation, in whole or in part, by delivering shares of Common Stock or by electing to have the Company withhold shares of Common Stock otherwise issuable to the Participant as a result of the exercise of the Nonqualified Stock Option. Such shares shall have a Fair Market Value equal to such tax withholding, including payroll taxes, applicable to the supplemental income resulting from such exercise. The Participant’s delivery of shares or the withholding of shares for this purpose shall occur on or before the later of (i) the date the Nonqualified Stock Option is exercised, or (ii) the date that the amount of tax to be withheld is determined under applicable tax law.

(e) Other Provisions. The Nonqualified Stock Option Agreement authorized under this Section 10 shall contain such other provisions as the Administrator shall deem advisable.

SECTION 11.
RESTRICTED STOCK AWARDS

Each Restricted Stock Award shall be evidenced by a Restricted Stock Award Agreement, which shall comply with and be subject to the following terms and conditions:

(a) Number of Shares. The Restricted Stock Award Agreement shall state the total number of shares of Common Stock covered by the Restricted Stock Award.

(b) Risks of Forfeiture. The Restricted Stock Award Agreement shall set forth the risks of forfeiture, if any, which shall apply to the shares of Common Stock covered by the Restricted Stock Award and the manner in which such risks of forfeiture shall lapse, including, if applicable in the Administrator’s discretion, a description of the Performance Objectives and Performance Period upon which the lapse of risks of forfeiture is based, the manner in which performance shall be measured and the extent to which partial achievement of the Performance Objectives may result in lapse of risks of forfeiture. The Administrator may, in its sole discretion, modify or accelerate the manner in which such risks of forfeiture shall lapse but only with respect to those shares of Common Stock which are restricted as of the effective date of the modification.

Notwithstanding the foregoing, the risks of forfeiture on Restricted Stock Awards granted under the Plan shall not lapse less than one (1) year from the date of grant; provided, however, that these vesting restrictions shall not apply to Restricted Stock Awards that, when combined with all other Awards granted under the Plan without such minimum vesting restrictions, are granted for a total number of shares that is less than five percent (5%) of the maximum aggregate number of shares of Common Stock specified in Section 6(a); and provided, further, that these restrictions shall not apply to Restricted Stock Awards for which the risks of forfeiture lapse pursuant to Section 15.

(c) Issuance of Shares; Rights as Shareholder. Except as provided below, the Company shall cause a stock certificate to be issued in connection with the grant of any Restricted Stock Award and shall deliver such certificate to the Participant or hold such certificate in a manner determined by the Administrator in its sole discretion; provided, however, that in lieu of a stock certificate, the Company may evidence the issuance of shares by a book entry in the records of the Company or its designated agent (if permitted by the Company’s designated agent and applicable law, as determined by the Administrator in its sole discretion). The Company shall cause a legend or notation to be placed on such certificate or book entry describing the risks of forfeiture and other transfer restrictions set forth in the Participant’s Restricted Stock Award Agreement and providing for the cancellation and, if applicable, return of such certificate or book entry if the shares of Common Stock subject to the Restricted Stock Award are forfeited. Until the risks of forfeiture have lapsed or the shares subject to such Restricted Stock Award have been forfeited, the Participant shall be entitled to vote the shares of Common Stock represented by such stock certificates and shall receive all dividends attributable to such shares, but the Participant shall not have any other rights as a shareholder with respect to such shares.

(d) Withholding Taxes. The Company or its Affiliate shall be entitled to withhold and deduct from any future payments to the Participant all legally required amounts necessary to satisfy any and all withholding and employment-related taxes attributable to the Participant’s Restricted Stock Award, to require the Participant to remit an amount sufficient to satisfy such withholding requirements, or to require any combination thereof. In the event the Participant is required under the Restricted Stock Award Agreement to pay the Company, or make arrangements satisfactory to the Company respecting payment of, such withholding and employment-related taxes, the Administrator may, in its sole discretion, require the Participant to satisfy such obligations, in whole or in part, by delivering shares of Common Stock, including shares of Common Stock received pursuant to the Restricted Stock Award on which the risks of forfeiture have lapsed. Such shares shall have a Fair Market Value equal to such tax withholding, including payroll taxes, applicable to the supplemental income resulting from the lapsing of the risks of forfeiture on such Restricted Stock Award. The Participant’s delivery of shares shall occur on or before the date that the amount of tax to be withheld is determined under applicable tax law.

(e) Other Provisions. The Restricted Stock Award Agreement authorized under this Section 11 shall contain such other provisions as the Administrator shall deem advisable.

SECTION 12.
RESTRICTED STOCK UNITS

Each Restricted Stock Unit shall be evidenced by a Restricted Stock Unit Agreement, which shall comply with and be subject to the following terms and conditions:

(a) Number of Shares. The Restricted Stock Unit Agreement shall state the total number of shares of Common Stock covered by the Restricted Stock Unit.

(b) Vesting. The Restricted Stock Unit Agreement shall set forth the vesting conditions, if any, which shall apply to the Restricted Stock Unit and the manner in which such vesting may occur, including, if applicable in the Administrator’s discretion, a description of the Performance Objectives and Performance Period upon which vesting is based, the manner in which performance shall be measured and the extent to which partial achievement of the Performance Objectives may result in vesting of the Restricted Stock Unit. The Administrator may, in its sole discretion, modify or accelerate the vesting of any Restricted Stock Unit.

Notwithstanding the foregoing, Restricted Stock Unit Awards granted under the Plan shall not vest less than one (1) year from the date of grant; provided, however, that these vesting restrictions shall not apply to Restricted Stock Unit Awards that, when combined with all other Awards granted under the Plan without such minimum vesting restrictions, are granted for a total number of shares that is less than five percent (5%) of the maximum aggregate number of shares of Common Stock specified in Section 6(a); and provided, further, that these vesting restrictions shall not apply to Restricted Stock Unit Awards that become vested and exercisable pursuant to Section 15.

(c) Issuance of Shares; Rights as Shareholder. The Participant shall be entitled to payment of the Restricted Stock Unit as the units subject to such Award vest. The Administrator may, in its sole discretion, pay Restricted Stock Units in shares of Common Stock, cash in an amount equal to the Fair Market Value, on the date of payment, of the number of shares of Common Stock underlying the Award that have vested on the applicable payment date, or any combination thereof, as specified in the Restricted Stock Unit Agreement. If payment is made in shares of Common Stock, the Administrator shall cause to be issued one or more stock certificates in the Participant’s name and shall deliver such certificates to the Participant in satisfaction of such units; provided, however, that in lieu of stock certificates, the Company may evidence such shares by a book entry in the records of the Company or its designated agent (if permitted by the Company’s designated agent and applicable law, as determined by the Administrator in its sole discretion). Until the units subject to the Restricted Stock Unit have vested, the Participant shall not be entitled to vote any shares of Common Stock which may be acquired through the Award, shall not receive any dividends attributable to such shares, and shall not have any other rights as a shareholder with respect to such shares.

(d) Withholding Taxes. The Company or its Affiliate shall be entitled to withhold and deduct from any future payments to the Participant all legally required amounts necessary to satisfy any and all withholding and employment-related taxes attributable to the Participant’s Restricted Stock Unit, to require the Participant to remit an amount sufficient to satisfy such withholding requirements, or to require any combination thereof. In the event the Participant is required under the Restricted Stock Unit Agreement to pay the Company, or make arrangements satisfactory to the Company respecting payment of, such withholding and employment-related taxes, the Administrator may, in its sole discretion, require the Participant to satisfy such obligations, in whole or in part, by delivering shares of Common Stock, including shares of Common Stock received pursuant to the Restricted Stock Unit. Such shares shall have a Fair Market Value equal to such tax withholding, including payroll taxes, applicable to the supplemental income resulting from the payment of such Restricted Stock Unit. The Participant’s delivery of shares for this purpose shall occur on or before the date that the amount of tax to be withheld is determined under applicable tax law.

(e) Other Provisions. The Restricted Stock Unit Agreement authorized under this Section 12 shall contain such other provisions as the Administrator shall deem advisable.

SECTION 13.
PERFORMANCE AWARDS

Each Performance Award granted pursuant to this Section 13 shall be evidenced by a written performance award agreement (the “Performance Award Agreement”). The Performance Award Agreement shall be in such form as may be approved from time to time by the Administrator and may vary from Participant to Participant; provided, however, that each Participant and each Performance Award Agreement shall comply with and be subject to the following terms and conditions:

(a) Awards. Performance Awards in the form of Performance Units or Performance Shares may be granted to any Participant in the Plan. Performance Units shall consist of monetary awards which may be earned or become vested in whole or in part if the Company or the Participant achieves certain Performance Objectives established by the Administrator over a specified Performance Period. Performance Shares shall consist of shares of Stock or other Awards denominated in shares of Stock that may be earned or become vested in whole or in part if the Company or the Participant achieves certain Performance Objectives established by the Administrator over a specified Performance Period.

(b) Performance Objectives, Performance Period and Payment. The Performance Award Agreement shall set forth:

(i) the number of Performance Units or Performance Shares subject to the Performance Award, and the dollar value of each Performance Unit;

(ii) one or more Performance Objectives established by the Administrator;

(iii) the Performance Period over which Performance Units or Performance Shares may be earned or may become vested;

(iv) the extent to which partial achievement of the Performance Objectives may result in a payment or vesting of the Performance Award, as determined by the Administrator; and

(v) the date upon which payment of Performance Units will be made or Performance Shares will be issued, as the case may be, and the extent to which such payment or the receipt of such Performance Shares or Performance Units may be deferred.

(c) Withholding Taxes. The Company or its Affiliates shall be entitled to withhold and deduct from any future payments to the Participant all legally required amounts necessary to satisfy any and all withholding and employment-related taxes attributable to the Participant’s Performance Award. In the event the Participant is required under the Performance Award Agreement to pay the Company or its Affiliates, or make arrangements satisfactory to the Company or its Affiliates respecting payment of, such withholding and employment-related taxes, the Administrator may, in its discretion and pursuant to such rules as it may adopt, permit the Participant to satisfy such obligations, in whole or in part, by delivering shares of Common Stock, including shares of Stock received pursuant to the Performance Award. Such shares shall have a Fair Market Value equal to such tax withholding, including payroll taxes. The Participant’s election to deliver shares of Common Stock for this purpose shall be made on or before the date that the amount of tax to be withheld is determined under applicable tax law. Such election shall be approved by the Administrator and otherwise comply with such rules as the Administrator may adopt to assure compliance with Rule 16b-3, or any successor provision, as then in effect, of the General Rules and Regulations under the Securities Exchange Act of 1934, if applicable.

(d) No Rights as Shareholder. A Participant (or the Participant’s successor or successors) shall have no rights as a shareholder with respect to any shares covered by a Performance Award until the date of the issuance of a stock certificate evidencing such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such stock certificate is actually issued.

(e) Other Provisions. The Performance Award Agreement authorized under this Section 13 shall contain such other provisions as the Administrator shall deem advisable.

SECTION 14.
STOCK APPRECIATION RIGHTS

Each Stock Appreciation Right shall be evidenced by a Stock Appreciation Right Agreement, which shall comply with and be subject to the following terms and conditions:

(a) Awards. A Stock Appreciation Right shall entitle the Participant to receive, upon exercise, cash, shares of Common Stock, or any combination thereof, having a value equal to the excess of (i) the Fair Market Value of a specified number of shares of Common Stock on the date of such exercise, over (ii) a specified exercise price. The number of shares underlying and the exercise price of the Stock Appreciation Right shall be determined by the Administrator on the date of grant. The specified exercise price shall be equal to 100% of the Fair Market Value of such shares of Common Stock on the date of grant of the Stock Appreciation Right, or such higher price as the Administrator determines. A Stock Appreciation Right may be granted independent of or in tandem with a previously or contemporaneously granted Option.

(b) Exercisability and Term. The Stock Appreciation Right Agreement shall state when the Stock Appreciation Right becomes exercisable (i.e., “vests”) and, if applicable in the Administrator’s discretion, shall describe the Performance Objectives and Performance Period upon which vesting is based, the manner in which performance shall be measured and the extent to which partial achievement of the Performance Objectives may result in vesting of the Stock Appreciation Right. The Participant may exercise the Stock Appreciation Right, in full or in part, upon or after the vesting date of such Stock Appreciation Right (or portion thereof); provided, however, that the Participant may not exercise a Stock Appreciation Right after the maximum term of such Stock Appreciation Right, as such term is specified in the Stock Appreciation Right Agreement. Unless otherwise determined by the Administrator and specified in the Agreement governing the Award, no Stock Appreciation Right shall be exercisable during a term of more than ten (10) years after the date on which it is granted.

Notwithstanding the foregoing, Stock Appreciation Rights granted under the Plan shall not vest and become exercisable less than one (1) year from the date of grant; provided, however, that these vesting restrictions shall not apply to Stock Appreciation Rights that, when combined with all other Awards granted under the Plan without such minimum vesting restrictions, are granted for a total number of shares that is less than five percent (5%) of the maximum aggregate number of shares of Common Stock specified in Section 6(a); and provided, further, that these vesting restrictions shall not apply to Stock Appreciation Rights that become vested and exercisable pursuant to Section 15.

The Administrator may modify or accelerate the exercisability of any Stock Appreciation Right granted hereunder which is not immediately exercisable as of the date of grant. If a Stock Appreciation Right is granted in tandem with an Option, the Stock Appreciation Right Agreement shall set forth the extent to which the exercise of all or a portion of the Stock Appreciation Right shall cancel a corresponding portion of the Option, and the extent to which the exercise of all or a portion of the Option shall cancel a corresponding portion of the Stock Appreciation Right.

(c) Withholding Taxes. The Company or its Affiliate shall be entitled to withhold and deduct from any future payments to the Participant all legally required amounts necessary to satisfy any and all withholding and employment-related taxes attributable to the Participant’s Stock Appreciation Right, to require the Participant to remit an amount sufficient to satisfy such withholding requirements, or to require any combination thereof. In the event the Participant is required under the Stock Appreciation Right to pay the Company or its Affiliate, or make arrangements satisfactory to the Company or its Affiliate respecting payment of, such withholding and employment-related taxes, the Administrator may, in its sole discretion, require the Participant to satisfy such obligation, in whole or in part, by delivering shares of Common Stock or by electing to have the Company withhold shares of Common Stock otherwise issuable to the Participant as a result of the exercise of the Stock Appreciation Right. Such shares shall have a Fair Market Value equal to such tax withholding, including payroll taxes, applicable to the supplemental income resulting from such exercise. The Participant’s delivery of shares or the withholding of shares for this purpose shall occur on or before the later of (i) the date the Stock Appreciation Right is exercised, or (ii) the date that the amount of tax to be withheld is determined under applicable tax law.

(d) No Rights as Shareholder. A Participant (or the Participant’s successors) shall have no rights as a shareholder with respect to any shares covered by a Stock Appreciation Right until the date of the issuance of a stock certificate evidencing such shares; provided, however, that in lieu of stock certificates, the Company may evidence such shares by a book entry in the records of the Company or its designated agent (if permitted by the Company’s designated agent and applicable law, as determined by the Administrator in its sole discretion). No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such stock certificate is actually issued or such book entry is made.

(e) Other Provisions. The Stock Appreciation Right Agreement authorized under this Section 14 shall contain such other provisions as the Administrator shall deem advisable, including but not limited to any restrictions on the exercise of the Stock Appreciation Right which may be necessary to comply with Rule 16b-3.

SECTION 15.
RECAPITALIZATION, EXCHANGE,
LIQUIDATION, OR CHANGE OF CONTROL

(a) In General. In the event of an increase or decrease in the number of shares of Common Stock resulting from a stock dividend, stock split, reverse split, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company, other than due to conversion of the convertible securities of the Company, the Administrator may, in its sole discretion, adjust the value determinations applicable to outstanding Awards and the Plan in order to reflect such change, including adjustment of the class and number of shares of stock reserved under Section 6 of the Plan, the class and number of shares of stock covered by each outstanding Award, and, if and as applicable, the exercise price per share of each outstanding Award and the Annual Award Limits. Additional shares which may become covered by the Award pursuant to such adjustment shall be subject to the same restrictions as are applicable to the shares with respect to which the adjustment relates.

(b) Liquidation. Unless otherwise provided in the Agreement evidencing an Award or in an employment agreement or other agreement between the Participant and the Company, in the event of a dissolution or liquidation of the Company, the Administrator may provide for one or both of the following:

(i) the acceleration of the exercisability of any or all outstanding Options or Stock Appreciation Rights, the vesting and payment of any or all Performance Awards or Restricted Stock Units, and/or the lapsing of the risks of forfeiture on any or all Restricted Stock Awards; provided, however, that no such acceleration, vesting or payment shall occur if the acceleration, vesting or payment would violate the requirements of Code Section 409A; or

(ii) the complete termination of the Plan and the cancellation of any or all Awards (or portions thereof) which have not been exercised, have not vested, or remain subject to risks of forfeiture, as applicable, in each case immediately prior to the completion of such a dissolution or liquidation.

(c) Change of Control. Unless otherwise provided in the Agreement evidencing an Award or in an employment agreement or other agreement between the Participant and the Company, in the event of a Change of Control, the Administrator may provide for one or more of the following:

(i) the acceleration of the exercisability, vesting, or lapse of the risks of forfeiture of any or all Awards (or portions thereof);

(ii) the complete termination of the Plan and the cancellation of any or all Awards (or portions thereof) which have not been exercised, have not vested, or remain subject to risks of forfeiture, as applicable, in each case as of the effective date of the Change of Control;

(iii) that the entity succeeding the Company by reason of such Change of Control, or the parent of such entity, shall assume or continue any or all Awards (or portions thereof) outstanding immediately prior to the Change of Control or substitute for any or all such Awards (or portions thereof) a substantially equivalent award with respect to the securities of such successor entity, as determined in accordance with applicable laws and regulations;

(iv) that Participants holding outstanding Awards shall become entitled to receive, with respect to each share of Common Stock subject to such Award (whether vested or unvested, as determined by the Administrator pursuant to subsection (c)(i) hereof) as of the effective date of any such Change of Control, cash in an amount equal to (1) for Participants holding Options or Stock Appreciation Rights, the excess of the Fair Market Value of such Common Stock on the date immediately preceding the effective date of such Change of Control over the exercise price per share of Options or Stock Appreciation Rights, or (2) for Participants holding Awards other than Options or Stock Appreciation Rights, the Fair Market Value of such Common Stock on the date immediately preceding the effective date of such Change of Control.

The Administrator need not take the same action with respect to all Awards (or portions thereof) or with respect to all Participants. In addition, the Administrator may restrict the rights of or the applicability of this Section 15 to the extent necessary to comply with Section 16(b) of the Exchange Act, the Internal Revenue Code or any other applicable law or regulation. The grant of an Award pursuant to the Plan shall not limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, exchange or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

SECTION 16.
NONTRANSFERABILITY

(a) In General. Except as expressly provided in the Plan or an Agreement, no Award shall be transferable by the Participant, in whole or in part, other than by will or by the laws of descent and distribution. If the Participant shall attempt any transfer of any Award, such transfer shall be void and the Award shall terminate.

(b) Nonqualified Stock Options. Notwithstanding anything in this Section 16 to the contrary, the Administrator may, in its sole discretion, permit the Participant to transfer any or all Nonqualified Stock Option to any member of the Participant’s “immediate family” as such term is defined in Rule 16a-1(e) of the Exchange Act, or any successor provision, or to one or more trusts whose beneficiaries are members of such Participant’s “immediate family” or partnerships in which such family members are the only partners; provided, however, that the Participant cannot receive any consideration for the transfer and such transferred Nonqualified Stock Option shall continue to be subject to the same terms and conditions as were applicable to such Nonqualified Stock Option immediately prior to its transfer.

(c) Beneficiary Designation. Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of such Participant’s death before receipt of any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Administrator, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

SECTION 17.
INVESTMENT PURPOSE AND SECURITIES COMPLIANCE

No shares of Common Stock shall be issued pursuant to the Plan unless and until there has been compliance, in the opinion of Company’s counsel, with all applicable legal requirements, including without limitation, those relating to securities laws and stock exchange listing requirements. As a condition to the issuance of Common Stock to Participant, the Administrator may require Participant to (a) represent that the shares of Common Stock are being acquired for investment and not resale and to make such other representations as the Administrator shall deem necessary or appropriate to qualify the issuance of the shares as exempt from the Securities Act of 1933 and any other applicable securities laws, and (b) represent that Participant shall not dispose of the shares of Common Stock in violation of the Securities Act of 1933 or any other applicable securities laws.

As a further condition to the grant of any Option or the issuance of Common Stock to a Participant, the Participant agrees to the following:

(a) In the event the Company advises the Participant that it plans an underwritten public offering of its Common Stock in compliance with the Securities Act of 1933, as amended, the Participant will execute any lock-up agreement the Company and the underwriter(s) deem necessary or appropriate, in their sole discretion, in connection with such public offering.

(b) In the event the Company makes any public offering of its securities and determines in its sole discretion that it is necessary to reduce the number of outstanding Awards so as to comply with any state’s securities or Blue Sky law limitations with respect thereto, the Board of Directors of the Company shall have the right (i) to accelerate the exercisability of any Award and the date on which such Award must be exercised or remove the risks of forfeiture to which the Award is subject, provided that the Company gives Participant prior written notice of such acceleration or removal, and (ii) to cancel any outstanding Awards (or portions thereof) which Participant does not exercise prior to or contemporaneously with such public offering.

(c) In the event of a Change of Control, Participant will comply with Rule 145 of the Securities Act of 1933 and any other restrictions imposed under other applicable legal or accounting principles if Participant is an “affiliate” (as defined in such applicable legal and accounting principles) at the time of the Change of Control, and Participant will execute any documents necessary to ensure compliance with such rules.

The Company reserves the right to place a legend on any stock certificate (or a notation on any book entry shares permitted by the Administrator) issued in connection with an Award pursuant to the Plan to assure compliance with this Section 17.

The Company shall not be required to register or maintain the registration of the Plan, any Award, or any Common Stock issued or issuable pursuant to the Plan under the Securities Act of 1933 or any other applicable securities laws. If the Company is unable to obtain the authority that the Company or its counsel deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall not be liable for the failure to issue and sell Common Stock upon the exercise, vesting, or lapse of restrictions of forfeiture of an Award unless and until such authority is obtained. A Participant shall not be eligible for the grant of an Award or the issuance of Common Stock pursuant to an Award if such grant or issuance would violate any applicable securities law.

SECTION 18.
AMENDMENT OF THE PLAN

The Board may from time to time, insofar as permitted by law, suspend or discontinue the Plan or revise or amend it in any respect; provided, however, that no such suspension, termination, revision, or amendment, except as is authorized in Section 15, shall impair the terms and conditions of any Award which is outstanding on the date of such suspension, termination, revision, or amendment to the material detriment of the Participant without the consent of the Participant. Notwithstanding the foregoing, except as provided in Section 15 of the Plan or to the extent required by applicable law or regulation, the Board may not, without shareholder approval, revise or amend the Plan to (i) materially increase the number of shares subject to the Plan, (ii) change the designation of Participants, including the class of Employees, eligible to receive Awards, (iii) decrease the price at which Options or Stock Appreciation Rights may be granted, (iv) cancel, regrant, repurchase for cash, or replace Options or Stock Appreciation Rights that have an exercise price in excess of the Fair Market Value of the Common Stock with other awards, or amend the terms of outstanding Options or Stock Appreciation Rights to reduce their exercise price, (v) materially increase the benefits accruing to Participants under the Plan, or (vi) make any modification that will cause Incentive Stock Options to fail to meet the requirements of Code Section 422.

To the extent applicable, the Plan and all Agreements shall be interpreted to be exempt from or comply with the requirements of Code Section 409A and, if applicable, to comply with Code Section 422, in each case including the regulations, notices, and other guidance of general applicability issued thereunder. Furthermore, notwithstanding anything in the Plan or any Agreement to the contrary, the Board may amend the Plan or Agreement to the extent necessary or desirable to comply with such requirements without the consent of the Participant.

SECTION 19.
RIGHTS AND OBLIGATIONS ASSOCIATED WITH AWARDS

(a) No Obligation to Exercise. The granting of an Option or Stock Appreciation Right shall impose no obligation upon the Participant to exercise such Option or Stock Appreciation Right.

(b) No Employment or Other Service Rights. The granting of an Award hereunder shall not impose upon the Company or any Affiliate any obligation to retain the Participant in its employ or service for any period.

(c) Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any particular assets of the Company or any of its Affiliates by reason of the right to receive a benefit under the terms of the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other person. To the extent that any person acquires a right to receive shares of Common Stock or payments from the Company or any of its Affiliates under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company or an Affiliate, as the case may be. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the shares of Common Stock or make payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

SECTION 20.
MISCELLANEOUS

(a) Issuance of Shares. The Company is not required to issue or remove restrictions on shares of Common Stock granted pursuant to the Plan until the Administrator determines that: (i) all conditions of the Award have been satisfied, (ii) all legal matters in connection with the issuance have been satisfied, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator may consider appropriate, in its sole discretion, to satisfy the requirements of any applicable law or regulation.

(b) Choice of Law. The law of the state of Minnesota shall govern all questions concerning the construction, validity, and interpretation of the Plan, without regard to that state’s conflict of laws rules.

(c) Severability. In the event that any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(d) No Duty to Notify. The Company shall have no duty or obligation to any Participant to advise such Participant as to the time and manner of exercising an Award or as to the pending termination or expiration of such Award. In addition, the Company has no duty or obligation to minimize the tax consequences of an Award to the Participant.

BIO-TECHNE CORPORATION
C/O AMERICAN STOCK TRANSFER
59 MAIDEN LANE
PLAZA LEVEL
NEW YORK, NY 10038

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E32129-P96920 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BIO-TECHNE CORPORATION

The Board of Directors recommends you vote FOR proposal 1.

	For	Against	Abstain
1. To set the number of Directors at ten.	☐	☐	☐

The Board of Directors recommends you vote FOR the following:

2. Election of Directors

	For	Against	Abstain
2a. Robert V. Baumgartner	☐	☐	☐
2b. Charles A. Dinarello, M.D.	☐	☐	☐
2c. John L. Higgins	☐	☐	☐
2d. Karen A. Holbrook, Ph.D.	☐	☐	☐
2e. Joseph D. Keegan, Ph.D.	☐	☐	☐
2f. Charles R. Kummeth	☐	☐	☐
2g. Roeland Nusse, Ph.D.	☐	☐	☐
2h. Alpna Seth, Ph.D.	☐	☐	☐
2i. Randolph Steer, M.D., Ph.D.	☐	☐	☐
2j. Harold J. Wiens	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

The Board of Directors recommends you vote FOR proposal 3.

	For	Against	Abstain
3. Cast a non-binding vote on named executive officer compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 year on proposal 4.

	1 Year	2 Years	3 Years	Abstain
4. Advisory vote on the frequency of future advisory votes on named executive officer compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 5 and 6.

	For	Against	Abstain
5. Approve second amendment and restatement of the Company's 2010 Equity Incentive Plan, including allocation of 2,648,000 additional shares to the Plan reserve.	☐	☐	☐
6. Ratify the appointment of the Company's independent registered public accounting firm for the 2018 fiscal year.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V.1.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E32130-P96920

BIO-TECHNE CORPORATION
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints CHARLES R. KUMMETH and BRENDA FURLOW or either of them acting alone, with full power of substitution, as proxies to represent and vote, as designated on the reverse side, all shares of Common Stock of Bio-Techne Corporation registered in the name of the undersigned, at the Annual Meeting of Shareholders to be held on Thursday, October 26, 2017 at 12:00 p.m., Central Time, via webcast at www.virtualshareholdermeeting.com/TECH17, and at all adjournments of such meeting. The undersigned hereby revokes all proxies previously granted with respect to such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN FOR A PARTICULAR PROPOSAL, WILL BE VOTED FOR THE RECOMMENDATION OF THE BOARD OF DIRECTORS ON SUCH PROPOSAL.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

V.1.2